EXHIBIT 99.2
FINANCIAL STATEMENTS OF MERRILL LYNCH & CO., INC.
(Note: The page numbers in this Exhibit 99.2 correspond to Merrill Lynch’s 2008 Third Quarter Form 10-Q)

Merrill Lynch & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of (Loss)/Earnings (Unaudited)

	For the Three Months Ended
	Sept. 26,	Sept. 28,
(In millions, except per share amounts)	2008	2007

Revenues
Principal transactions	$(6,573)	$(5,761)
Commissions	1,745	1,860
Managed accounts and other fee-based revenues	1,395	1,392
Investment banking	845	1,277
Earnings from equity method investments	4,401	412
Other	(2,986)	(1,114)

Subtotal	(1,173)	(1,934)
Interest and dividend revenues	9,019	15,636
Less interest expense	7,830	13,322

Net interest profit	1,189	2,314

Revenues, net of interest expense	16	380

Non-interest expenses
Compensation and benefits	3,483	1,979
Communications and technology	546	499
Brokerage, clearing, and exchange fees	348	364
Occupancy and related depreciation	314	295
Professional fees	242	245
Advertising and market development	159	181
Office supplies and postage	48	54
Other	588	401
Payment related to price reset on common stock offering	2,500	-
Restructuring charge	39	-

Total non-interest expenses	8,267	4,018

Pre-tax loss from continuing operations	(8,251)	(3,638)
Income tax benefit	(3,131)	(1,258)

Net loss from continuing operations	(5,120)	(2,380)

Discontinued operations:
Pre-tax (loss)/earnings from discontinued operations	(53)	211
Income tax (benefit)/expense	(21)	72

Net (loss)/earnings from discontinued operations	(32)	139

Net loss	$(5,152)	$(2,241)

Preferred stock dividends	2,319	73

Net loss applicable to common stockholders	$(7,471)	$(2,314)

Basic loss per common share from continuing operations	$(5.56)	$(2.99)
Basic (loss)/earnings per common share from discontinued operations	(0.02)	0.17

Basic loss per common share	$(5.58)	$(2.82)

Diluted loss per common share from continuing operations	$(5.56)	$(2.99)
Diluted (loss)/earnings per common share from discontinued operations	(0.02)	0.17

Diluted loss per common share	$(5.58)	$(2.82)

Dividend paid per common share	$0.35	$0.35

Average shares used in computing earnings per common share
Basic	1,339.0	821.6
Diluted	1,339.0	821.6

 See Notes to Condensed Consolidated Financial Statements

Merrill Lynch & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of (Loss)/Earnings (Unaudited)

	For the Nine Months Ended
	Sept. 26,	Sept. 28,
(In millions, except per share amounts)	2008	2007

Revenues
Principal transactions	$(13,074)	$529
Commissions	5,445	5,360
Managed accounts and other fee-based revenues	4,249	4,025
Investment banking	2,920	4,315
Earnings from equity method investments	4,943	1,096
Other	(6,310)	114

Subtotal	(1,827)	15,439
Interest and dividend revenues	28,415	42,804
Less interest expense	25,754	38,801

Net interest profit	2,661	4,003

Revenues, net of interest expense	834	19,442

Non-interest expenses
Compensation and benefits	11,170	11,564
Communications and technology	1,667	1,460
Brokerage, clearing, and exchange fees	1,105	1,020
Occupancy and related depreciation	951	833
Professional fees	747	716
Advertising and market development	501	536
Office supplies and postage	160	169
Other	1,212	1,055
Payment related to price reset on common stock offering	2,500	-
Restructuring charge	484	-

Total non-interest expenses	20,497	17,353

Pre-tax (loss)/earnings from continuing operations	(19,663)	2,089
Income tax (benefit)/expense	(7,940)	429

Net (loss)/earnings from continuing operations	(11,723)	1,660

Discontinued operations:
Pre-tax (loss)/earnings from discontinued operations	(110)	602
Income tax (benefit)/expense	(65)	206

Net (loss)/earnings from discontinued operations	(45)	396

Net (loss)/earnings	$(11,768)	$2,056

Preferred stock dividends	2,730	197

Net (loss)/earnings applicable to common stockholders	$(14,498)	$1,859

Basic (loss)/earnings per common share from continuing operations	$(13.16)	$1.75
Basic (loss)/earnings per common share from discontinued operations	(0.04)	0.48

Basic (loss)/earnings per common share	$(13.20)	$2.23

Diluted (loss)/earnings per common share from continuing operations	$(13.16)	$1.60
Diluted (loss)/earnings per common share from discontinued operations	(0.04)	0.43

Diluted (loss)/earnings per common share	$(13.20)	$2.03

Dividend paid per common share	$1.05	$1.05

Average shares used in computing earnings per common share
Basic	1,098.6	832.2
Diluted	1,098.6	916.3

 See Notes to Condensed Consolidated Financial Statements

Merrill Lynch & Co., Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	Sept. 26,	Dec. 28,
(dollars in millions, except per share amounts)	2008	2007

ASSETS

Cash and cash equivalents	$36,406	$41,346

Cash and securities segregated for regulatory purposes or deposited with clearing organizations	22,801	22,999

Securities financing transactions
Receivables under resale agreements (includes $104,315 in 2008 and $100,214 in 2007 measured at fair value in accordance with SFAS No. 159)	164,466	221,617
Receivables under securities borrowed transactions (includes $271 in 2008 measured at fair value in accordance with SFAS No. 159)	99,596	133,140

	264,062	354,757
Trading assets, at fair value (includes securities pledged as collateral that can be sold or repledged of $27,074 in 2008 and $45,177 in 2007)
Derivative contracts	74,106	72,689
Equities and convertible debentures	34,311	60,681
Corporate debt and preferred stock	38,998	37,849
Mortgages, mortgage-backed, and asset-backed	19,130	28,013
Non-U.S. governments and agencies	8,998	15,082
U.S. Government and agencies	6,903	11,219
Municipals, money markets and physical commodities	6,912	9,136

	189,358	234,669

Investment securities (includes $4,045 in 2008 and $4,685 in 2007 measured at fair value in accordance with SFAS No. 159) (includes securities pledged as collateral that can be sold or repledged of $7,152 in 2008 and $16,124 in 2007)	72,182	82,532

Securities received as collateral, at fair value	47,654	45,245

Other receivables
Customers (net of allowance for doubtful accounts of $97 in 2008 and $24 in 2007)	84,077	70,719
Brokers and dealers	33,552	22,643
Interest and other	35,894	33,487

	153,523	126,849

Loans, notes, and mortgages (net of allowances for loan losses of $852 in 2008 and $533 in 2007) (includes $1,237 in 2008 and $1,149 in 2007 measured at fair value in accordance with SFAS No. 159)	75,737	94,992

Equipment and facilities (net of accumulated depreciation and amortization of $5,882 in 2008 and $5,518 in 2007)	3,082	3,127

Goodwill and other intangible assets	4,989	5,091

Other assets	5,986	8,443

Total Assets	$875,780	$1,020,050

Merrill Lynch & Co., Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	Sept. 26,	Dec. 28,
(dollars in millions, except per share amount)	2008	2007

LIABILITIES

Securities financing transactions
Payables under repurchase agreements (includes $72,962 in 2008 and $89,733 in 2007 measured at fair value in accordance with SFAS No. 159)	$172,023	$235,725
Payables under securities loaned transactions	45,220	55,906

	217,243	291,631

Short-term borrowings (includes $3,079 in 2008 measured at fair value in accordance with SFAS No. 159)	25,693	24,914

Deposits	90,001	103,987

Trading liabilities, at fair value
Derivative contracts	55,613	73,294
Equities and convertible debentures	19,302	29,652
Non-U.S. governments and agencies	5,595	9,407
U.S. Government and agencies	3,828	6,135
Corporate debt and preferred stock	1,577	4,549
Municipals, money markets and other	830	551

	86,745	123,588

Obligation to return securities received as collateral, at fair value	47,654	45,245

Other payables
Customers	69,387	63,582
Brokers and dealers	27,897	24,499
Interest and other	40,277	44,545

	137,561	132,626

Long-term borrowings (includes $71,886 in 2008 and $76,334 in 2007 measured at fair value in accordance with SFAS No. 159)	227,326	260,973

Junior subordinated notes (related to trust preferred securities)	5,202	5,154

Total Liabilities	837,425	988,118

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY

Preferred Stockholders’ Equity (liquidation preference of $30,000 per share; issued: 2008 — 244,100 shares; 2007 — 155,000 shares; liquidation preference of $1,000 per share; issued: 2008 and 2007 — 115,000 shares; liquidation preference of $100,000 per share; issued: 2008 — 17,000 shares)	8,605	4,383
Common Stockholders’ Equity
Shares exchangeable into common stock	39	39
Common stock (par value $1.33 1/3 per share; authorized: 3,000,000,000 shares; issued: 2008 — 2,030,675,842 shares; 2007 — 1,354,309,819 shares)	2,707	1,805
Paid-in capital	47,754	27,163
Accumulated other comprehensive loss (net of tax)	(4,334)	(1,791)
Retained earnings	7,960	23,737

	54,126	50,953

Less: Treasury stock, at cost (2008 — 432,167,085 shares; 2007 — 418,270,289 shares)	24,376	23,404

Total Common Stockholders’ Equity	29,750	27,549

Total Stockholders’ Equity	38,355	31,932

Total Liabilities and Stockholders’ Equity	$875,780	$1,020,050

 See Notes to Condensed Consolidated Financial Statements

Merrill Lynch & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	For the Nine Months Ended
		Sept. 28,
		2007
	Sept. 26,	As Restated
(dollars in millions)	2008	See Note 16

Cash flows from operating activities:
Net (loss)/earnings	$(11,768)	$2,056
Adjustments to reconcile net (loss)/earnings to cash provided by (used for) operating activities
Depreciation and amortization	671	633
Share-based compensation expense	1,787	1,220
Payment related to price reset on common stock offering	2,500	-
Deferred taxes	(5,571)	(1,380)
Gain on sale of Bloomberg L.P.	(4,296)	-
Earnings from equity method investments	(146)	(814)
Other	6,140	1,920
Changes in operating assets and liabilities:
Trading assets	45,311	(54,449)
Cash and securities segregated for regulatory purposes or deposited with clearing organizations	658	(6,500)
Receivables under resale agreements	57,151	(41,479)
Receivables under securities borrowed transactions	33,544	(53,869)
Customer receivables	(13,359)	(11,977)
Brokers and dealers receivables	(10,905)	(7,574)
Proceeds from loans, notes, and mortgages held for sale	18,550	57,797
Other changes in loans, notes, and mortgages held for sale	(1,264)	(71,534)
Trading liabilities	(37,082)	27,949
Payables under repurchase agreements	(63,702)	75,961
Payables under securities loaned transactions	(10,686)	3,469
Customer payables	5,805	13,495
Brokers and dealers payables	3,398	744
Trading investment securities	942	3,339
Other, net	(14,708)	3,961

Cash provided by (used for) operating activities	2,970	(57,032)

Cash flows from investing activities:
Proceeds from (payments for):
Maturities of available-for-sale securities	5,978	10,511
Sales of available-for-sale securities	27,218	25,830
Purchases of available-for-sale securities	(29,121)	(43,633)
Proceeds from the sale of discontinued operations	12,576	-
Equipment and facilities, net	(593)	(364)
Loans, notes, and mortgages held for investment	(11,240)	4,830
Other investments	1,909	(6,711)
Acquisitions, net of cash	-	(1,826)

Cash provided by (used for) investing activities	6,727	(11,363)

Cash flows from financing activities:
Proceeds from (payments for):
Commercial paper and short-term borrowings	779	8,480
Issuance and resale of long-term borrowings	64,851	137,235
Settlement and repurchases of long-term borrowings	(83,353)	(60,620)
Deposits	(13,986)	874
Derivative financing transactions	554	(4)
Issuance of common stock	9,885	760
Issuance of preferred stock, net	9,281	1,494
Common stock repurchases	-	(5,272)
Other common stock transactions	(822)	670
Excess tax benefits related to share-based compensation	39	643
Dividends	(1,865)	(1,124)

Cash (used for) provided by financing activities	(14,637)	83,136

(Decrease) increase in cash and cash equivalents	(4,940)	14,741
Cash and cash equivalents, beginning of period	41,346	32,109

Cash and cash equivalents, end of period	$36,406	$46,850

Supplemental Disclosure of Cash Flow Information:
Income taxes paid	$422	$1,391
Interest paid	26,529	38,078

Non-cash investing and financing activities:
As a result of the conversion of $6.6 billion of Merrill Lynch’s mandatory convertible preferred stock, series 1, the Company recorded additional preferred dividends of $2.1 billion in the third quarter of 2008. The preferred dividends were paid in additional shares of common and preferred stock.

In satisfaction of Merrill Lynch’s obligations under the reset provisions contained in the investment agreement with Temasek, Merrill Lynch agreed to pay Temasek $2.5 billion, all of which was paid through the issuance of common stock.

As a result of the completed sale of Merrill Lynch’s 20% ownership stake in Bloomberg, L.P., Merrill Lynch recorded a $4.3 billion pre-tax gain. In connection with this sale, Merrill Lynch received notes totaling approximately $4.3 billion that have been recorded as held-to-maturity investment securities on the Condensed Consolidated Balance Sheets.

 See Notes to Condensed Consolidated Financial Statements

Merrill Lynch & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Comprehensive (Loss)/Income (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	Sept. 26,	Sept. 28,	Sept. 26,	Sept. 28,
(dollars in millions)	2008	2007	2008	2007

Net (loss)/earnings	$(5,152)	$(2,241)	$(11,768)	$2,056
Other comprehensive income/(loss), net of tax:
Foreign currency translation adjustment	(141)	(9)	(189)	15
Net unrealized loss on investment securities available-for-sale	(544)	(741)	(2,358)	(765)
Net deferred gain/(loss) on cash flow hedges	37	46	(3)	19
Defined benefit pension and postretirement plans	(1)	4	5	13

Total other comprehensive loss, net of tax	(649)	(700)	(2,545)	(718)

Comprehensive (loss)/income	$(5,801)	$(2,941)	$(14,313)	$1,338

 See Notes to Condensed Consolidated Financial Statements

Merrill Lynch & Co., Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
September 26, 2008

Note 1.  Summary of Significant Accounting Policies

For a complete discussion of significant accounting policies, refer to the Audited Consolidated Financial Statements included in Merrill Lynch & Co. Inc.’s (“ML&Co.”) Annual Report on Form 10-K for the year-ended December 28, 2007 (“2007 Annual Report”).

On September 15, 2008, ML&Co. entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bank of America Corporation (“Bank of America”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, a wholly owned subsidiary of Bank of America will merge with and into ML&Co. with ML&Co. continuing as the surviving corporation and as a wholly owned subsidiary of Bank of America. The merger has been approved by the board of directors of each of ML&Co. and Bank of America and is subject to shareholder votes at both companies.

Upon completion of the merger, each outstanding share of ML&Co. common stock will be converted into the right to receive 0.8595 shares of Bank of America common stock, and the Bank of America board of directors will be expanded to include three existing directors of ML&Co. The Merger Agreement contains certain termination rights for both ML&Co. and Bank of America and is subject to customary closing conditions, including standard regulatory approvals. The transaction is expected to close on December 31, 2008 or earlier subject to shareholder approval, customary closing conditions and regulatory approvals. In light of the pending transaction with Bank of America, ML&Co. is no longer pursuing the previously announced proposed sale of Financial Data Services, Inc. (“FDS”).

Basis of Presentation

The Condensed Consolidated Financial Statements include the accounts of ML&Co. and subsidiaries (collectively, “Merrill Lynch” or the “Company”). The Condensed Consolidated Financial Statements are presented in accordance with U.S. Generally Accepted Accounting Principles, which include industry practices. Intercompany transactions and balances have been eliminated. The interim Condensed Consolidated Financial Statements for the three and nine month periods are unaudited; however, in the opinion of Merrill Lynch management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the Condensed Consolidated Financial Statements have been included.

These unaudited Condensed Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements included in the 2007 Annual Report. The nature of Merrill Lynch’s business is such that the results of any interim period are not necessarily indicative of results for a full year. Certain reclassifications have been made to the prior period financial statements to conform to the current period presentation.

Merrill Lynch offers a broad array of products and services to its diverse client base of individuals, small to mid-size businesses, employee benefit plans, corporations, financial institutions, and governments around the world. These products and services are offered from a number of locations globally. In some cases, the same or similar products and services may be offered to both individual and institutional clients, utilizing the same infrastructure. In other cases, a single infrastructure may be used to support multiple products and services offered to clients. When Merrill Lynch analyzes its profitability, it does not focus on the profitability of a single product or service. Instead, Merrill Lynch views the profitability of businesses offering an array of products and services to various types of clients. The profitability of the products and services offered to individuals, small to mid-size businesses, and employee benefit plans is analyzed separately from the profitability of products and services offered to corporations, financial institutions, and governments, regardless of whether there is commonality in products and services infrastructure. As such, Merrill Lynch does not separately disclose the costs associated with the products and services sold or general and administrative costs either in total or by product.

When determining the prices for products and services, Merrill Lynch considers multiple factors, including prices being offered in the market for similar products and services, the competitiveness of its pricing compared to competitors, the profitability of its businesses and its overall profitability, as well as the profitability, creditworthiness, and importance of the overall client relationships.

Shared expenses that are incurred to support products and services and infrastructures are allocated to the businesses based on various methodologies, which may include headcount, square footage, and certain other criteria. Similarly, certain revenues may be shared based upon agreed methodologies. When looking at the profitability of various businesses, Merrill Lynch considers all expenses incurred, including overhead and the costs of shared services, as all are considered integral to the operation of the businesses.

Discontinued Operations

On August 13, 2007, Merrill Lynch announced a strategic business relationship with AEGON, N.V. (“AEGON”) in the areas of insurance and investment products. As part of this relationship, Merrill Lynch sold Merrill Lynch Life Insurance Company and ML Life Insurance Company of New York (together “Merrill Lynch Insurance Group” or “MLIG”) to AEGON for $1.3 billion in the fourth quarter of 2007, which resulted in an after-tax gain of approximately $316 million. The gain along with the financial results of MLIG, have been reported within discontinued operations for all periods presented. Merrill Lynch previously reported the results of MLIG in the Global Wealth Management (“GWM”) business segment. Refer to Note 15 for additional information.

On December 24, 2007 Merrill Lynch announced that it had reached an agreement with GE Capital to sell Merrill Lynch Capital, a wholly-owned middle-market commercial finance business. The sale included substantially all of Merrill Lynch Capital’s operations, including its commercial real estate division. This transaction closed on February 4, 2008. Merrill Lynch has included results of Merrill Lynch Capital within discontinued operations for all periods presented. Merrill Lynch previously reported results of Merrill Lynch Capital in the Global Markets and Investment Banking (“GMI”) business segment. Refer to Note 15 for additional information.

Consolidation Accounting Policies

The Condensed Consolidated Financial Statements include the accounts of Merrill Lynch, whose subsidiaries are generally controlled through a majority voting interest. In certain cases, Merrill Lynch subsidiaries may also be consolidated based on a risks and rewards approach. Merrill Lynch does not consolidate those special purpose entities that meet the criteria of a qualified special purpose entity (“QSPE”).

Merrill Lynch determines whether it is required to consolidate an entity by first evaluating whether the entity qualifies as a voting rights entity (“VRE”), a variable interest entity (“VIE”), or a QSPE.

VREs are defined to include entities that have both equity at risk that is sufficient to fund future operations and have equity investors with decision making ability that absorb the majority of the expected losses and expected returns of the entity. In accordance with SFAS No. 94, Consolidation of All Majority-Owned Subsidiaries, Merrill Lynch generally consolidates those VREs where it holds a controlling financial interest. For investments in limited partnerships and certain limited liability corporations that Merrill Lynch does not control, Merrill Lynch applies Emerging Issues Task Force (“EITF”) Topic D-46, Accounting for Limited Partnership Investments, which requires use of the equity method of accounting for investors that have more than a minor influence, which is typically defined as an investment of greater than 3% of the outstanding equity in the entity. For more traditional corporate structures, in accordance with Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, Merrill Lynch applies the equity method of accounting where it has significant influence over the investee. Significant influence can be evidenced by a significant ownership interest (which is generally defined as a voting interest of 20% to 50%), significant board of director representation, or other contracts and arrangements.

VIEs — Those entities that do not meet the VRE criteria are generally analyzed for consolidation as either VIEs or QSPEs. Merrill Lynch consolidates those VIEs in which it absorbs the majority of the variability in expected losses and/or the variability in expected returns of the entity as required by FIN 46(R), Consolidation of Variable Interest Entities (“FIN 46(R)”). Merrill Lynch relies on a qualitative and/or quantitative analysis, including an analysis of the design of the entity, to determine if it is the primary beneficiary of the VIE and therefore must consolidate the VIE. Merrill Lynch reassesses whether it is the primary beneficiary of a VIE upon the occurrence of a reconsideration event.

QSPEs — QSPEs are passive entities with significantly limited permitted activities. QSPEs are generally used as securitization vehicles and are limited in the type of assets they may hold, the derivatives that they can enter into and the level of discretion they may exercise through servicing activities. In accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (“SFAS No. 140”), and FIN 46R, Merrill Lynch does not consolidate QSPEs.

Securitization Activities

In the normal course of business, Merrill Lynch securitizes commercial and residential mortgage loans; municipal, government, and corporate bonds; and other types of financial assets. Merrill Lynch may retain interests in the securitized financial assets through holding tranches of the securitization. In accordance with SFAS No. 140, Merrill Lynch recognizes transfers of financial assets that relinquish control as sales to the extent of cash and any proceeds received. Control is considered to be relinquished when all of the following conditions have been met:

•	The transferred assets have been legally isolated from the transferor even in bankruptcy or other receivership;
•	The transferee has the right to pledge or exchange the assets it received, or if the entity is a QSPE the beneficial interest holders have the right to pledge or exchange their beneficial interests; and
•	The transferor does not maintain effective control over the transferred assets (e.g. the ability to unilaterally cause the holder to return specific transferred assets).

Revenue Recognition

Principal transactions revenues include both realized and unrealized gains and losses on trading assets and trading liabilities, investment securities classified as trading investments and fair value changes associated with structured debt. These instruments are recorded at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between marketplace participants. Gains and losses are recognized on a trade date basis.

Commissions revenues include commissions, mutual fund distribution fees and contingent deferred sales charge revenue, which are all accrued as earned. Commissions revenues also include mutual fund redemption fees, which are recognized at the time of redemption. Commissions revenues earned from certain customer equity transactions are recorded net of related brokerage, clearing and exchange fees.

Managed accounts and other fee-based revenues primarily consist of asset-priced portfolio service fees earned from the administration of separately managed accounts and other investment accounts for retail investors, annual account fees, and certain other account-related fees.

Investment banking revenues include underwriting revenues and fees for merger and acquisition advisory services, which are accrued when services for the transactions are substantially completed. Underwriting revenues are presented net of transaction-related expenses. Transaction-related expenses, primarily legal, travel and other costs directly associated with the transaction, are deferred and recognized in the same period as the related revenue from the investment banking transaction to match revenue recognition.

Earnings from equity method investments include Merrill Lynch’s pro rata share of income and losses associated with investments accounted for under the equity method. In addition, earnings from equity method investments for the quarter and nine month period ended September 26, 2008 included a gain of $4.3 billion associated with the sale of Bloomberg, L.P. (see Note 5).

Other revenues include gains/(losses) on investment securities, including sales and other-than-temporary-impairment losses associated with certain available-for-sale securities, gains/(losses) on private equity investments that are held for capital appreciation and/or current income, and gains/(losses) on loans and other miscellaneous items.

Contractual interest and dividends received and paid on trading assets and trading liabilities, excluding derivatives, are recognized on an accrual basis as a component of interest and dividend revenues and interest expense. Interest and dividends on investment securities are recognized on an accrual basis as a component of interest and dividend revenues. Interest related to loans, notes, and mortgages, securities financing activities and certain short- and long-term borrowings are recorded on an accrual basis with related interest recorded as interest revenue or interest expense, as applicable. Contractual interest on structured notes, if any, is recorded as a component of interest expense.

Use of Estimates

In presenting the Condensed Consolidated Financial Statements, management makes estimates regarding:

•	Valuations of assets and liabilities requiring fair value estimates;
•	Determination of other-than-temporary impairments for available-for-sale investment securities;
•	The outcome of litigation;
•	Assumptions and cash flow projections used in determining whether VIEs should be consolidated and the determination of the qualifying status of QSPEs;
•	The realization of deferred taxes and the recognition and measurement of uncertain tax positions;
•	The carrying amount of goodwill and other intangible assets;
•	The amortization period of intangible assets with definite lives;
•	Incentive-based compensation accruals and valuation of share-based payment compensation arrangements; and

•	Other matters that affect the reported amounts and disclosure of contingencies in the financial statements.

Estimates, by their nature, are based on judgment and available information. Therefore, actual results could differ from those estimates and could have a material impact on the Condensed Consolidated Financial Statements, and it is possible that such changes could occur in the near term. A discussion of certain areas in which estimates are a significant component of the amounts reported in the Condensed Consolidated Financial Statements follows:

Fair Value Measurement

Merrill Lynch accounts for a significant portion of its financial instruments at fair value or considers fair value in their measurement. Merrill Lynch accounts for certain financial assets and liabilities at fair value under various accounting literature, including SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS No. 115”), SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), and SFAS No. 159, Fair Value Option for Certain Financial Assets and Liabilities (“SFAS No. 159”). Merrill Lynch also accounts for certain assets at fair value under applicable industry guidance, namely broker-dealer and investment company accounting guidance.

Merrill Lynch early adopted the provisions of SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), in the first quarter of 2007. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure requirements for fair value measurements. SFAS No. 157 nullifies the guidance provided by EITF Issue No. 02-3, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities (“EITF 02-3”), which prohibited recognition of day one gains or losses on derivative transactions where model inputs that significantly impact valuation are not observable.

Fair values for over-the-counter (“OTC”) derivative financial instruments, principally forwards, options, and swaps, represent the present value of amounts estimated to be received from or paid to a marketplace participant in settlement of these instruments (i.e., the amount Merrill Lynch would expect to receive in a derivative asset assignment or would expect to pay to have a derivative liability assumed). These derivatives are valued using pricing models based on the net present value of estimated future cash flows and directly observed prices from exchange-traded derivatives, other OTC trades, or external pricing services, while taking into account the counterparty’s creditworthiness, or Merrill Lynch’s own creditworthiness, as appropriate. Determining the fair value for OTC derivative contracts can require a significant level of estimation and management judgment.

New and/or complex instruments may have immature or limited markets. As a result, the pricing models used for valuation often incorporate significant estimates and assumptions that market participants would use in pricing the instrument, which may impact the results of operations reported in the Condensed Consolidated Financial Statements. For instance, on long-dated and illiquid contracts extrapolation methods are applied to observed market data in order to estimate inputs and assumptions that are not directly observable. This enables Merrill Lynch to mark to fair value all positions consistently when only a subset of prices are directly observable. Values for OTC derivatives are verified using observed information about the costs of hedging the risk and other trades in the market. As the markets for these products develop, Merrill Lynch continually refines its pricing models to correlate more closely to the market price of these instruments.

Prior to adoption of SFAS No. 157, Merrill Lynch followed the provisions of EITF 02-3. Under EITF 02-3, recognition of day one gains and losses on derivative transactions where model inputs that significantly impact valuation are not observable were prohibited. Day one gains and losses deferred at inception under EITF 02-3 were recognized at the earlier of when the valuation of such derivative became observable or at the termination of the contract. Although the guidance in EITF 02-3 has been nullified, the recognition of significant inception gains and losses that incorporate unobservable inputs is reviewed by management to ensure such gains and losses are derived from observable inputs and/or incorporate reasonable assumptions about the unobservable component, such as implied bid-offer adjustments.

Certain financial instruments recorded at fair value are initially measured using mid-market prices which results in gross long and short positions marked-to-market at the same pricing level prior to the application of position netting. The resulting net positions are then adjusted to fair value representing the exit price as defined in SFAS No. 157. The significant adjustments include liquidity and counterparty credit risk.

Liquidity

Merrill Lynch makes adjustments to bring a position from a mid-market to a bid or offer price, depending upon the net open position. Merrill Lynch values net long positions at bid prices and net short positions at offer prices. These adjustments are based upon either observable or implied bid-offer prices.

Counterparty Credit Risk

In determining fair value, Merrill Lynch considers both the credit risk of its counterparties, as well as its own creditworthiness. Merrill Lynch attempts to mitigate credit risk to third parties by entering into netting and collateral arrangements. Net counterparty exposure (counterparty positions netted by offsetting transactions and both cash and securities collateral) is then valued for counterparty creditworthiness and this resultant value is incorporated into the fair value of the respective instruments. Merrill Lynch generally calculates the credit risk adjustment for derivatives on observable market credit spreads.

SFAS No. 157 also requires that Merrill Lynch consider its own creditworthiness when determining the fair value of an instrument, including OTC derivative instruments. The approach to measuring the impact of Merrill Lynch’s credit risk on an instrument is done in the same manner as for third party credit risk. The impact of Merrill Lynch’s credit risk is incorporated into the fair value, even when credit risk is not readily observable, of an instrument such as in OTC derivatives contracts. OTC derivative liabilities are valued based on the net counterparty exposure as described above.

Legal Reserves

Merrill Lynch is a party in various actions, some of which involve claims for substantial amounts. Amounts are accrued for the financial resolution of claims that have either been asserted or are deemed probable of assertion if, in the opinion of management, it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In many cases, it is not possible to determine whether a liability has been incurred or to estimate the ultimate or minimum amount of that liability until the case is close to resolution, in which case no accrual is made until that time. Accruals are subject to significant estimation by management with input from outside counsel.

Income Taxes

Merrill Lynch provides for income taxes on all transactions that have been recognized in the Condensed Consolidated Financial Statements in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). Accordingly, deferred taxes are adjusted to reflect the tax rates at which future taxable amounts will likely be settled or realized. The effects of tax rate changes on future deferred tax liabilities and deferred tax assets, as well as other changes in income tax laws, are recognized in net earnings in the period during which such changes are enacted. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Merrill Lynch assesses its ability to realize deferred tax assets primarily based on the earnings history and other factors of the legal entities through which the deferred tax assets will be realized as discussed in SFAS No. 109. See Note 13 for further discussion of income taxes.

Merrill Lynch recognizes and measures its unrecognized tax benefits in accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). Merrill Lynch estimates the likelihood, based on their technical merits, that tax positions will be sustained upon examination based on the facts and circumstances and information available at the end of each period. Merrill Lynch adjusts the level of unrecognized tax benefits when there is more information available, or when an event occurs requiring a change. The reassessment of unrecognized tax benefits could have a material impact on Merrill Lynch’s effective tax rate in the period in which it occurs.

ML & Co. and certain of its wholly-owned subsidiaries file a consolidated U.S. federal income tax return. Certain other Merrill Lynch entities file tax returns in their local jurisdictions.

Securities Financing Transactions

Merrill Lynch enters into repurchase and resale agreements and securities borrowed and loaned transactions to accommodate customers and earn interest rate spreads (also referred to as “matched-book transactions”), obtain securities for settlement and finance inventory positions.

Resale and repurchase agreements are accounted for as collateralized financing transactions and may be recorded at their contractual amounts plus accrued interest or at fair value under the fair value option election in SFAS No. 159. Resale and repurchase agreements recorded at fair value are generally valued based on pricing models that use inputs with observable levels of price transparency.

Where the fair value option has been elected, changes in the fair value of resale and repurchase agreements are reflected in principal transactions revenues and the contractual interest coupon is recorded as interest revenue or interest expense, respectively. For further information refer to Note 3. Resale and repurchase agreements recorded at their contractual amounts plus accrued interest approximate fair value, as the fair value of these items is not materially sensitive to shifts in market interest rates because of the short-term nature of these instruments or to credit risk because the resale and repurchase agreements are fully collateralized.

Merrill Lynch’s policy is to obtain possession of collateral with a market value equal to or in excess of the principal amount loaned under resale agreements. To ensure that the market value of the underlying collateral remains sufficient, collateral is generally valued daily and Merrill Lynch may require counterparties to deposit additional collateral or may return collateral pledged when appropriate.

Substantially all repurchase and resale activities are transacted under master netting agreements that give Merrill Lynch the right, in the event of default, to liquidate collateral held and to offset receivables and payables with the same counterparty. Merrill Lynch offsets certain repurchase and resale agreement balances with the same counterparty on the Condensed Consolidated Balance Sheets.

Merrill Lynch may use securities received as collateral for resale agreements to satisfy regulatory requirements such as Rule 15c3-3 of the SEC.

Securities borrowed and loaned transactions may be recorded at the amount of cash collateral advanced or received plus accrued interest or at fair value under the fair value option election in SFAS No. 159. Securities borrowed transactions require Merrill Lynch to provide the counterparty with collateral in the form of cash, letters of credit, or other securities. Merrill Lynch receives collateral in the form of cash or other securities for securities loaned transactions. For these transactions, the fees received or paid by Merrill Lynch are recorded as interest revenue or expense. On a daily basis, Merrill Lynch monitors the market value of securities borrowed or loaned against the collateral value, and Merrill Lynch may require counterparties to deposit additional collateral or may return collateral pledged, when appropriate. The carrying value of these instruments approximates fair value as these items are not materially sensitive to shifts in market interest rates because of their short-term nature and/or their variable interest rates.

All firm-owned securities pledged to counterparties where the counterparty has the right, by contract or custom, to sell or repledge the securities are disclosed parenthetically in trading assets or, if applicable, in investment securities on the Condensed Consolidated Balance Sheets.

In transactions where Merrill Lynch acts as the lender in a securities lending agreement and receives securities that can be pledged or sold as collateral, it recognizes an asset on the Condensed Consolidated Balance Sheets carried at fair value, representing the securities received (securities received as collateral), and a liability for the same amount, representing the obligation to return those securities (obligation to return securities received as collateral). The amounts on the Condensed Consolidated Balance Sheets result from non-cash transactions.

Trading Assets and Liabilities

Merrill Lynch’s trading activities consist primarily of securities brokerage and trading; derivatives dealing and brokerage; commodities trading and futures brokerage; and securities financing transactions. Trading assets and trading liabilities consist of cash instruments (e.g., securities and loans) and derivative instruments used for trading purposes or for managing risk exposures in other trading inventory. See the Derivatives section of this Note for additional information on the accounting policy for derivatives. Trading assets and trading liabilities also include commodities inventory.

Trading assets and liabilities are generally recorded on a trade date basis at fair value. Included in trading liabilities are securities that Merrill Lynch has sold but did not own and will therefore be obligated to purchase at a future date (“short sales”). Commodities inventory is recorded at the lower of cost or market value. Changes in fair value of trading assets and liabilities (i.e., unrealized gains and losses) are recognized as principal transactions revenues in the current period. Realized gains and losses and any related interest amounts are included in principal transactions revenues and interest revenues and expenses, depending on the nature of the instrument.

Derivatives

A derivative is an instrument whose value is derived from an underlying instrument or index, such as interest rates, equity securities, currencies, commodities or credit spreads. Derivatives include futures, forwards, swaps, option contracts and other financial instruments with similar characteristics. Derivative contracts often involve future commitments to exchange interest payment streams or currencies based on a notional or contractual amount (e.g., interest rate swaps or currency forwards) or to purchase or sell other financial instruments at specified terms on a specified date (e.g., options to buy or sell securities or currencies). Derivative activity is subject to Merrill Lynch’s overall risk management policies and procedures.

SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (“embedded derivatives”) and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the Condensed Consolidated Balance Sheets and measure those instruments at fair value. The fair value of derivatives is recorded on a net-by-counterparty basis on the Condensed Consolidated Balance Sheets where management believes a legal right of setoff exists under an enforceable netting agreement.

The accounting for changes in fair value of a derivative instrument depends on its intended use and if it is designated and qualifies as an accounting hedging instrument under SFAS No. 133.

Merrill Lynch enters into derivatives to facilitate client transactions, for proprietary trading and financing purposes, and to manage risk exposures arising from trading assets and liabilities. Derivatives entered into for these purposes are recognized at fair value on the Condensed Consolidated Balance Sheets as trading assets and liabilities, and changes in fair value are reported in current period earnings as principal transactions revenues.

Merrill Lynch also enters into derivatives in order to manage risk exposures arising from assets and liabilities not carried at fair value as follows:

1.	Merrill Lynch routinely issues debt in a variety of maturities and currencies to achieve the lowest cost financing possible. In addition, Merrill Lynch’s regulated bank entities accept time deposits of varying rates and maturities. Merrill Lynch enters into derivative transactions to hedge these liabilities. Derivatives used most frequently include swap agreements that:

•	Convert fixed-rate interest payments into variable-rate interest payments;
•	Change the underlying interest rate basis or reset frequency; and
•	Change the settlement currency of a debt instrument.

2.	Merrill Lynch enters into hedges on marketable investment securities to manage the interest rate risk, currency risk, and net duration of its investment portfolios.

3.	Merrill Lynch has fair value hedges of long-term fixed rate resale and repurchase agreements to manage the interest rate risk of these assets and liabilities. Subsequent to the adoption of SFAS No. 159, Merrill Lynch elects to account for these instruments on a fair value basis rather than apply hedge accounting.

4.	Merrill Lynch uses foreign-exchange forward contracts, foreign-exchange options, currency swaps, and foreign-currency-denominated debt to hedge its net investments in foreign operations. These derivatives and cash instruments are used to mitigate the impact of changes in exchange rates.

5.	Merrill Lynch enters into futures, swaps, options and forward contracts to manage the price risk of certain commodity inventory.

Derivatives entered into by Merrill Lynch to hedge its funding, marketable investment securities and net investments in foreign subsidiaries are reported at fair value in other assets or interest and other payables on the Condensed Consolidated Balance Sheets. Derivatives used to hedge commodity inventory are included in trading assets and trading liabilities on the Condensed Consolidated Balance Sheets.

Derivatives that qualify as accounting hedges under the guidance in SFAS No. 133 are designated as one of the following:

1.	A hedge of the fair value of a recognized asset or liability (“fair value” hedge). Changes in the fair value of derivatives that are designated and qualify as fair value hedges of interest rate risk, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings as interest revenue or expense. Changes in the fair value of derivatives that are designated and qualify as fair value hedges of commodity price risk, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings in principal transactions.

2.	A hedge of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow” hedge). Changes in the fair value of derivatives that are designated and qualify as effective cash flow hedges are recorded in accumulated other comprehensive loss until earnings are affected by the variability of cash flows of the hedged asset or liability (e.g., when periodic interest accruals on a variable-rate asset or liability are recorded in earnings).

3.	A hedge of a net investment in a foreign operation. Changes in the fair value of derivatives that are designated and qualify as hedges of a net investment in a foreign operation are recorded in the foreign currency translation adjustment account within accumulated other comprehensive loss.

Changes in the fair value of the hedge instruments that are associated with the difference between the spot translation rate and the forward translation rate are recorded in current period earnings in other revenues.

Merrill Lynch formally assesses, both at the inception of the hedge and on an ongoing basis, whether the hedging derivatives are highly effective in offsetting changes in fair value or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge, Merrill Lynch discontinues hedge accounting. Under the provisions of SFAS No. 133, 100% hedge effectiveness is assumed for those derivatives whose terms meet the conditions of the SFAS No. 133 “short-cut method.”

As noted above, Merrill Lynch enters into fair value and cash flow hedges of interest rate exposure associated with certain investment securities and debt issuances. Merrill Lynch uses interest rate swaps to hedge this exposure. Hedge effectiveness testing is required for certain of these hedging relationships on a quarterly basis. For fair value hedges, Merrill Lynch assesses effectiveness on a prospective basis by comparing the expected change in the price of the hedge instrument to the expected change in the value of the hedged item under various interest rate shock scenarios. For cash flow hedges, Merrill Lynch assesses effectiveness on a prospective basis by comparing the present value of the projected cash flows on the variable leg of the hedge instrument against the present value of the projected cash flows of the hedged item (the “change in variable cash flows” method) under various interest rate, prepayment and credit shock scenarios. In addition, Merrill Lynch assesses effectiveness on a retrospective basis using the dollar-offset ratio approach. When assessing hedge effectiveness, there are no attributes of the derivatives used to hedge the fair value exposure that are excluded from the assessment. Ineffectiveness associated with these hedges was immaterial for all periods presented.

Merrill Lynch also enters into fair value hedges of commodity price risk associated with certain commodity inventory. For these hedges, Merrill Lynch assesses effectiveness on a prospective and retrospective basis using regression techniques. The difference between the spot rate and the contracted forward rate which represents the time value of money is excluded from the assessment of hedge effectiveness and is recorded in principal transactions revenues. The amount of ineffectiveness related to these hedges reported in earnings was not material for all periods presented.

Netting of Derivative Contracts

Where Merrill Lynch has entered into a legally enforceable netting agreement with counterparties, it reports derivative assets and liabilities, and any related cash collateral, net in the Condensed Consolidated Balance Sheets in accordance with FIN No. 39, Offsetting Amounts Related to Certain Contracts (“FIN No. 39”). Derivative assets and liabilities are presented net of cash collateral of approximately $24.0 billion and $43.7 billion, respectively, at September 26, 2008 and $13.5 billion and $39.7 billion, respectively, at December 28, 2007.

Derivatives that Contain a Significant Financing Element

In the ordinary course of trading activities, Merrill Lynch enters into certain transactions that are documented as derivatives where a significant cash investment is made by one party. Certain derivative instruments that contain a significant financing element at inception and where Merrill Lynch is deemed to be the borrower are included in financing activities in the Condensed Consolidated Statements of Cash Flows. The cash flows from all other derivative transactions that do not contain a significant financing element at inception are included in operating activities.

Investment Securities

Investment securities consist of marketable investment securities and non-qualifying investments. Refer to Note 5 for further information.

Marketable Investments

ML & Co. and certain of its non-broker-dealer subsidiaries, including Merrill Lynch banks, follow the guidance in SFAS No. 115 when accounting for investments in debt and publicly traded equity securities. Merrill Lynch classifies those debt securities that it has the intent and ability to hold to maturity as held-to-maturity securities. Held-to-maturity securities are carried at cost unless a decline in value is deemed other-than-temporary, in which case the carrying value is reduced. For Merrill Lynch, the trading classification under SFAS No. 115 generally includes those securities that are bought and held principally for the purpose of selling them in the near term, securities that are economically hedged, or securities that may contain a bifurcatable embedded derivative as defined in SFAS No. 133. Securities classified as trading are marked to fair value through earnings. All other qualifying securities are classified as available-for-sale and held at fair value with unrealized gains and losses reported in accumulated other comprehensive loss. Any unrealized losses that are deemed other-than-temporary are included in current period earnings and removed from accumulated other comprehensive loss.

Realized gains and losses on investment securities are included in current period earnings. For purposes of computing realized gains and losses, the cost basis of each investment sold is generally based on the average cost method.

Merrill Lynch regularly (at least quarterly) evaluates each available-for-sale security whose value has declined below amortized cost to assess whether the decline in fair value is other-than-temporary. A decline in a debt security’s fair value is considered to be other-than-temporary if it is probable that all amounts contractually due will not be collected or management determines that it does not have the intent and ability to hold the security for a period of time sufficient for a forecasted market price recovery up to or beyond the amortized cost of the security.

Merrill Lynch’s impairment review generally includes:

•	Identifying securities with indicators of possible impairment;
•	Analyzing individual securities with fair value less than amortized cost for specific factors including:

•	An adverse change in cash flows
•	The estimated length of time to recover from fair value to amortized cost
•	The severity and duration of the fair value decline from amortized cost
•	Evaluating the financial condition of the issuer;

•	Discussing evidential matter, including an evaluation of the factors that could cause individual securities to qualify as having other-than-temporary impairment;
•	Determining whether management intends to hold the security through to recovery. Absent other indicators of possible impairment, to the extent that Merrill Lynch has the ability and intent to hold the securities, no impairment charge will be recognized; and
•	Documenting the analysis and conclusions.

Non-Qualifying Investments

Non-qualifying investments are those investments that are not within the scope of SFAS No. 115 and primarily include private equity investments accounted for at fair value and securities carried at cost or under the equity method of accounting.

Private equity investments that are held for capital appreciation and/or current income are accounted for under the AICPA Accounting and Auditing Guide, Investment Companies (the “Investment Company Guide”) and carried at fair value. Additionally, certain private equity investments that are not accounted for under the Investment Company Guide may be carried at fair value under the fair value option election in SFAS No. 159. The carrying value of private equity investments reflects expected exit values based upon market prices or other valuation methodologies including expected cash flows and market comparables of similar companies.

Merrill Lynch has minority investments in the common shares of corporations and in partnerships that do not fall within the scope of SFAS No. 115 or the Investment Company Guide. Merrill Lynch accounts for these investments using either the cost or the equity method of accounting based on management’s ability to influence the investees. See the Consolidation Accounting Policies section of this Note for more information.

For investments accounted for using the equity method, income is recognized based on Merrill Lynch’s share of the earnings or losses of the investee. Dividend distributions are generally recorded as reductions in the investment balance. Impairment testing is based on the guidance provided in APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, and the investment is reduced when an impairment is deemed other-than-temporary.

For investments accounted for at cost, income is recognized as dividends are received. Impairment testing is based on the guidance provided in FASB Staff Position Nos. SFAS 115-1 and SFAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, and the cost basis is reduced when an impairment is deemed other-than-temporary.

Loans, Notes, and Mortgages, Net

Merrill Lynch’s lending and related activities include loan originations, syndications and securitizations. Loan originations include corporate and institutional loans, residential and commercial mortgages, asset-based loans, and other loans to individuals and businesses. Merrill Lynch also engages in secondary market loan trading (see Trading Assets and Liabilities section) and margin lending. Loans included in loans, notes, and mortgages are classified for accounting purposes as loans held for investment and loans held for sale.

Loans held for investment are carried at amortized cost, less an allowance for loan losses. The provision for loan losses is based on management’s estimate of the amount necessary to maintain the allowance for loan losses at a level adequate to absorb probable incurred loan losses and is included in interest revenue in the Condensed Consolidated Statements of (Loss)/Earnings. Management’s estimate of loan losses is influenced by many factors, including adverse situations that may affect the borrower’s ability to repay, current economic conditions, prior loan loss experience, and the estimated fair value of any underlying collateral. The fair value of collateral is generally determined by third-party appraisals in the case of residential mortgages, quoted market prices for securities, or other types of estimates for other assets.

Management’s estimate of loan losses includes judgment about collectibility based on available information at the balance sheet date, and the uncertainties inherent in those underlying assumptions.

While management has based its estimates on the best information available, future adjustments to the allowance for loan losses may be necessary as a result of changes in the economic environment or variances between actual results and the original assumptions.

In general, loans are evaluated for impairment when they are greater than 90 days past due or exhibit credit quality weakness. Loans are considered impaired when it is probable that Merrill Lynch will not be able to collect the contractual principal and interest due from the borrower. All payments received on impaired loans are applied to principal until the principal balance has been reduced to a level where collection of the remaining recorded investment is not in doubt. Typically, when collection of principal on an impaired loan is not in doubt, contractual interest will be credited to interest income when received.

Loans held for sale are carried at lower of cost or fair value. The fair value option in SFAS No. 159 has been elected for certain held for sale loans, notes and mortgages. Estimation is required in determining these fair values. The fair value of loans made in connection with commercial lending activity, consisting mainly of senior debt, is primarily estimated using the market value of publicly issued debt instruments or discounted cash flows. Merrill Lynch’s estimate of fair value for other loans, notes, and mortgages is determined based on the individual loan characteristics. For certain homogeneous categories of loans, including residential mortgages, automobile loans, and home equity loans, fair value is estimated using a whole loan valuation or an “as-if” securitized price based on market conditions. An “as-if” securitized price is based on estimated performance of the underlying asset pool collateral, rating agency credit structure assumptions and market pricing for similar securitizations previously executed. Declines in the carrying value of loans held for sale and loans accounted for at fair value under the fair value option are included in other revenues in the Condensed Consolidated Statements of (Loss)/Earnings.

Nonrefundable loan origination fees, loan commitment fees, and “draw down” fees received in conjunction with held for investment loans are generally deferred and recognized over the contractual life of the loan as an adjustment to the yield. If, at the outset, or any time during the term of the loan, it becomes probable that the repayment period will be extended, the amortization is recalculated using the expected remaining life of the loan. When the loan contract does not provide for a specific maturity date, management’s best estimate of the repayment period is used. At repayment of the loan, any unrecognized deferred fee is immediately recognized in earnings. If the loan is accounted for as held for sale, the fees received are deferred and recognized as part of the gain or loss on sale in other revenues. If the loan is accounted for under the fair value option, the fees are included in the determination of the fair value and included in other revenue.

New Accounting Pronouncements

In September 2008, the FASB issued FSP FAS 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161 (“FSP FAS 133-1 and FIN 45-4”), which amends SFAS No. 133 to require expanded disclosures regarding the potential effect of credit derivative instruments on an entity’s financial position, financial performance and cash flows. FSP FAS 133-1 and FIN 45-4 applies to credit derivative instruments where Merrill Lynch is the seller of protection. This includes freestanding credit derivative instruments as well as credit derivatives that are embedded in hybrid instruments. FSP FAS 133-1 and FIN 45-4 additionally amends FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”) to require an additional disclosure about the current status of the payment/performance risk of guarantees. FSP FAS 133-1 and FIN 45-4 is effective prospectively for financial statements issued for fiscal years and interim periods ending after November 15, 2008.

In June 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”), which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the computation of earnings per share under the two-class method described in SFAS No. 128, Earnings per Share. FSP EITF 03-6-1, which will apply to Merrill Lynch because it grants instruments to employees in share-based payment transactions that meet the definition of participating securities, is effective retrospectively for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. Merrill Lynch is currently evaluating the impact of FSP EITF 03-6-1 on the Condensed Consolidated Financial Statements.

In May 2008, the FASB issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”), which clarifies that convertible instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. Additionally, FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 which will apply to Merrill Lynch due to the issuance of contingently convertible liquid yield option notes (“LYONs® ”) is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008, and is to be applied retrospectively for all periods that are presented in the annual financial statements for the period of adoption. Merrill Lynch is currently evaluating the impact of FSP APB 14-1 on the Condensed Consolidated Financial Statements.

In March 2008, the FASB issued SFAS No. 161, Disclosure about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133 (“SFAS No. 161”). SFAS No. 161 is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS No. 161 applies to all derivative instruments within the scope of SFAS No. 133. It also applies to non-derivative hedging instruments and all hedged items designated and qualifying as hedges under SFAS No. 133. SFAS No. 161 amends the current qualitative and quantitative disclosure requirements for derivative instruments and hedging activities set forth in SFAS No. 133 and generally increases the level of disaggregation that will be required in an entity’s financial statements. SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk related contingent features in derivative agreements.

SFAS No. 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.

In February 2008, the FASB issued FSP FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions. Under the guidance in FSP FAS 140-3, there is a presumption that the initial transfer of a financial asset and subsequent repurchase financing involving the same asset are considered part of the same arrangement (i.e. a linked transaction) under SFAS No. 140. However, if certain criteria are met, the initial transfer and repurchase financing will be evaluated as two separate transactions under SFAS No. 140. FSP FAS 140-3 is effective for new transactions entered into in fiscal years beginning after November 15, 2008. Early adoption is prohibited. Merrill Lynch is currently evaluating the impact of FSP FAS 140-3 on the Condensed Consolidated Financial Statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51 (“SFAS No. 160”). SFAS No. 160 requires noncontrolling interests in subsidiaries (formerly known as “minority interests”) initially to be measured at fair value and classified as a separate component of equity. Under SFAS No. 160, gains or losses on sales of noncontrolling interests in subsidiaries are not recognized, instead sales of noncontrolling interests are accounted for as equity transactions. However, in a sale of a subsidiary’s shares that results in the deconsolidation of the subsidiary, a gain or loss is recognized for the difference between the proceeds of that sale and the carrying amount of the interest sold and a new fair value basis is established for any remaining ownership interest. SFAS No. 160 is effective for Merrill Lynch beginning in 2009; earlier application is prohibited. SFAS No. 160 is required to be adopted prospectively, with the exception of certain presentation and disclosure requirements (e.g., reclassifying noncontrolling interests to appear in equity), which are required to be adopted retrospectively. Merrill Lynch is currently evaluating the impact of SFAS No. 160 on the Condensed Consolidated Financial Statements.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations (“SFAS No. 141R”), which significantly changes the financial accounting and reporting for business combinations. SFAS No. 141R will require:

•	More assets and liabilities to be measured at fair value as of the acquisition date,
•	Liabilities related to contingent consideration to be remeasured at fair value in each subsequent reporting period with changes reflected in earnings and not goodwill, and
•	All acquisition-related costs to be expensed as incurred by the acquirer.

SFAS No. 141R is required to be adopted on a prospective basis concurrently with SFAS No. 160 and is effective for business combinations beginning in fiscal 2009. Early adoption is prohibited. Merrill Lynch is currently evaluating the impact of SFAS No. 141R on the Condensed Consolidated Financial Statements.

In June 2007, the Accounting Standards Executive Committee of the AICPA issued Statement of Position 07-1, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies (“SOP 07- 1”). The intent of SOP 07-1 is to clarify which entities are within the scope of the AICPA Audit and Accounting Guide, Investment Companies (the “Guide”). For those entities that are investment companies under SOP 07-1, the SOP also addresses whether the specialized industry accounting principles of the Guide (referred to as “investment company accounting”) should be retained by the parent company in consolidation or by an investor that accounts for the investment under the equity method because it has significant influence over the investee. On October 17, 2007, the FASB proposed an indefinite delay of the effective dates of SOP 07-1 to allow the Board to address certain implementation issues that have arisen and possibly revise SOP 07-1.

In April 2007, the FASB issued FSP No. FIN 39-1, Amendment of FASB Interpretation No. 39 (“FSP FIN 39-1”). FSP FIN 39-1 modifies FIN No. 39 and permits companies to offset cash collateral receivables or payables with net derivative positions. FSP FIN 39-1 is effective for fiscal years beginning after November 15, 2007 with early adoption permitted. Merrill Lynch adopted FSP FIN 39-1 in the first quarter of 2008. FSP FIN 39-1 did not have a material effect on the Condensed Consolidated Financial Statements as it clarified the acceptability of existing market practice, which Merrill Lynch applied, for netting of cash collateral against net derivative assets and liabilities.

In February 2007, the FASB issued SFAS No. 159, which provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. Changes in fair value for assets and liabilities for which the election is made will be recognized in earnings as they occur. SFAS No. 159 permits the fair value option election on an instrument-by-instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted. Merrill Lynch early adopted SFAS No. 159 in the first quarter of 2007. In connection with this adoption management reviewed its treasury liquidity portfolio and determined that Merrill Lynch should decrease its economic exposure to interest rate risk by eliminating long-term fixed rate assets from the portfolio and replacing them with floating rate assets. The fixed rate assets had been classified as available-for-sale and the unrealized losses related to such assets had been recorded in accumulated other comprehensive loss. As a result of the adoption of SFAS No. 159, the loss related to these assets was removed from accumulated other comprehensive loss and a loss of approximately $185 million, net of tax, primarily related to these assets, was recorded as a cumulative-effect adjustment to beginning retained earnings, with no material impact to total stockholders’ equity. Refer to Note 3 to the 2007 Annual Report for additional information.

In September 2006, the FASB issued SFAS No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure about fair value measurements. SFAS No. 157 nullifies the guidance provided by EITF 02-3 that prohibits recognition of day one gains or losses on derivative transactions where model inputs that significantly impact valuation are not observable. In addition, SFAS No. 157 prohibits the use of block discounts for large positions of unrestricted financial instruments that trade in an active market and requires an issuer to incorporate changes in its own credit spreads when determining the fair value of its liabilities. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 with early adoption permitted provided that the entity has not yet issued financial statements for that fiscal year, including any interim periods. The provisions of SFAS No. 157 are to be applied prospectively, except that the provisions related to block discounts and existing derivative financial instruments measured under EITF 02-3 are to be applied as a one-time cumulative effect adjustment to opening retained earnings in the year of adoption. Merrill Lynch early adopted SFAS No. 157 in the first quarter of 2007. The cumulative-effect adjustment to beginning retained earnings was an increase of approximately $53 million, net of tax, primarily representing the difference between the carrying amounts and fair value of derivative contracts valued using the guidance in EITF 02-3. The impact of adopting SFAS No. 157 was not material to the Condensed Consolidated Statement of (Loss)/Earnings. Refer to Note 3 to the 2007 Annual Report for additional information.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132R (“SFAS No. 158”). SFAS No. 158 requires an employer to recognize the overfunded or underfunded status of its defined benefit pension and other postretirement plans, measured as the difference between the fair value of plan assets and the benefit obligation as an asset or liability in its statement of financial condition. Upon adoption, SFAS No. 158 requires an entity to recognize previously unrecognized actuarial gains and losses and prior service costs within accumulated other comprehensive loss, net of tax. In accordance with the guidance in SFAS No. 158, Merrill Lynch adopted this provision of the standard for year-end 2006. The adoption of SFAS No. 158 resulted in a net credit of $65 million to accumulated other comprehensive loss recorded on the Consolidated Financial Statements at December 29, 2006. SFAS No. 158 also requires defined benefit plan assets and benefit obligations to be measured as of the date of the company’s fiscal year-end. Merrill Lynch has historically used a September 30 measurement date. As of the beginning of fiscal year 2008, Merrill Lynch changed its measurement date to coincide with its fiscal year end. The impact of adopting the measurement date provision of SFAS No. 158 was not material to the Condensed Consolidated Financial Statements.

In June 2006, the FASB issued FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Merrill Lynch adopted FIN 48 in the first quarter of 2007. The impact of the adoption of FIN 48 resulted in a decrease to beginning retained earnings and an increase to the liability for unrecognized tax benefits of approximately $66 million. See Note 14 to the 2007 Annual Report for further information.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets (“SFAS No. 156”). SFAS No. 156 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, to require all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. SFAS No. 156 also permits servicers to subsequently measure each separate class of servicing assets and liabilities at fair value rather than at the lower of amortized cost or market. For those companies that elect to measure their servicing assets and liabilities at fair value, SFAS No. 156 requires the difference between the carrying value and fair value at the date of adoption to be recognized as a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year in which the election is made. Prior to adoption of SFAS No. 156 Merrill Lynch accounted for servicing assets and servicing liabilities at the lower of amortized cost or market. Merrill Lynch adopted SFAS No. 156 on December 30, 2006. Merrill Lynch has not elected to subsequently fair value those mortgage servicing rights (“MSR”) held as of the date of adoption or those MSRs acquired or retained after December 30, 2006. The adoption of SFAS No. 156 did not have a material impact on the Condensed Consolidated Financial Statements.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140 (“SFAS No. 155”). SFAS No. 155 clarifies the bifurcation requirements for certain financial instruments and permits hybrid financial instruments that contain a bifurcatable embedded derivative to be accounted for as a single financial instrument at fair value with changes in fair value recognized in earnings. This election is permitted on an instrument-by-instrument basis for all hybrid financial instruments held, obtained, or issued as of the adoption date. At adoption, any difference between the total carrying amount of the individual components of the existing bifurcated hybrid financial instruments and the fair value of the combined hybrid financial instruments is recognized as a cumulative-effect adjustment to beginning retained earnings. Merrill Lynch adopted SFAS No. 155 on a prospective basis beginning in the first quarter of 2007. Since SFAS No. 159 incorporates accounting and disclosure requirements that are similar to SFAS No. 155, Merrill Lynch applies SFAS No. 159, rather than SFAS No. 155, to its fair value elections for hybrid financial instruments.

Note 2.  Segment and Geographic Information

Segment Information

Merrill Lynch’s operations are organized into two business segments: Global Markets and Investment Banking (“GMI”) and Global Wealth Management (“GWM”). GMI provides full service global markets and origination products and services to corporate, institutional, and government clients around the world. GWM creates and distributes investment products and services for individuals, small- to mid-size businesses, and employee benefit plans.

Merrill Lynch also records revenues and expenses within a “Corporate” category. Corporate results primarily include gains and losses related to ineffective interest rate hedges on certain qualifying debt and the impact of certain hybrid financing instruments accounted for under SFAS No. 159. In addition, Corporate results for the three and nine month periods ended September 26, 2008 included expenses of $2.5 billion related to the payment to affiliates and transferees of Temasek Holdings (Private) Limited (“Temasek”) (refer to Note 10 for further information) and $425 million (which includes a fine of $125 million) associated with the auction rate securities (“ARS”) repurchase program and the associated settlement with regulators (refer to Note 11 for further information). Net revenues and pre-tax losses recorded within Corporate for the third quarter of 2008 were negative $56 million and $3.0 billion, respectively as compared with net revenues and pre-tax earnings of $20 million and $21 million, respectively, in the prior year period.

Net revenues and pre-tax losses recorded within Corporate for the nine months ended September 26, 2008 were negative $187 million and $3.1 billion, as compared with negative net revenues of $149 million and pre-tax losses of $159 million in the prior year period.

The following segment results represent the information that is relied upon by management in its decision-making processes. Management believes that the following information by business segment provides a reasonable representation of each segment’s contribution to Merrill Lynch’s consolidated net revenues and pre-tax earnings or loss from continuing operations.

(dollars in millions)

	GMI	GWM	Corporate	Total

Three months Ended Sept. 26, 2008
Non-interest revenues	$(3,382)	$2,666	$(457)	$(1,173)
Net interest profit(1)	219	569	401	1,189

Revenues, net of interest expense	(3,163)	3,235	(56)	16
Non-interest expenses(2)	2,851	2,482	2,934	8,267

Pre-tax (loss)/earnings from continuing operations(3)	$(6,014)	$753	$(2,990)	$(8,251)

Quarter-end total assets	$777,994	$97,360	$426	$875,780

Three months Ended Sept. 28, 2007
Non-interest revenues	$(4,311)	$2,965	$(588)	$(1,934)
Net interest profit(1)	1,133	573	608	2,314

Revenues, net of interest expense	(3,178)	3,538	20	380
Non-interest expenses	1,434	2,585	(1)	4,018

Pre-tax earnings/(loss) from continuing operations(3)	$(4,612)	$953	$21	$(3,638)

Quarter-end total assets(4)	$990,518	$106,243	$427	$1,097,188

Nine months Ended Sept. 26, 2008
Non-interest revenues	$(8,897)	$8,375	$(1,305)	$(1,827)
Net interest (loss)/profit(1)	(275)	1,818	1,118	2,661

Revenues, net of interest expense	(9,172)	10,193	(187)	834
Non-interest expenses(2)	9,448	8,116	2,933	20,497

Pre-tax (loss)/earnings from continuing operations(3)	$(18,620)	$2,077	$(3,120)	$(19,663)

Nine months Ended Sept. 28, 2007
Non-interest revenues	$7,411	$8,680	$(652)	$15,439
Net interest profit(1)	1,754	1,746	503	4,003

Revenues, net of interest expense	9,165	10,426	(149)	19,442
Non-interest expenses	9,633	7,710	10	17,353

Pre-tax (loss)/earnings from continuing operations(3)	$(468)	$2,716	$(159)	$2,089

(1)	Management views interest and dividend income net of interest expense in evaluating results.

(2)	Includes restructuring charges recorded in the three and nine month periods ended September 26, 2008 of $18 million and $329 million for GMI, respectively, and $21 million and $155 million for GWM, respectively. See Note 17 for further information.
(3)	See Note 15 to the Condensed Consolidated Financial Statements for further information on discontinued operations.
(4)	Amounts have been restated to reflect goodwill balances in the respective business segments. Such amounts ($4,516 million in GMI and $375 million in GWM) were previously included in Corporate.

Geographic Information

Merrill Lynch conducts its business activities through offices in the following five regions:

•	United States;
•	Europe, Middle East, and Africa;
•	Pacific Rim;
•	Latin America; and
•	Canada.

The principal methodologies used in preparing the geographic information below are as follows:

•	Revenues and expenses are generally recorded based on the location of the employee generating the revenue or incurring the expense without regard to legal entity;
•	Pre-tax earnings or loss from continuing operations include the allocation of certain shared expenses among regions; and
•	Intercompany transfers are based primarily on service agreements.

The information that follows, in management’s judgment, provides a reasonable representation of each region’s contribution to the consolidated net revenues and pre-tax loss or earnings from continuing operations:

(dollars in millions)

	For the Three Months Ended		For the Nine Months Ended

	Sept. 26, 2008	Sept. 28, 2007	Sept. 26, 2008	Sept. 28, 2007

Revenues, net of interest expense
Europe, Middle East, and Africa	$(1,339)	$1,233	$1,061	$5,454
Pacific Rim	311	1,481	1,858	4,160
Latin America	325	378	1,191	1,128
Canada	22	77	155	369

Total Non-U.S	(681)	3,169	4,265	11,111
United States(1)(2)(3)	697	(2,789)	(3,431)	8,331

Total revenues, net of interest expense	$16	$380	$834	$19,442

Pre-tax earnings from continuing operations
Europe, Middle East, and Africa	$(2,410)	$144	$(2,583)	$1,631
Pacific Rim	(275)	783	46	2,073
Latin America	104	189	473	553
Canada	(12)	37	16	213

Total Non-U.S	(2,593)	1,153	(2,048)	4,470
United States(1)(2)(3)	(5,658)	(4,791)	(17,615)	(2,381)

Total pre-tax (loss) earnings from continuing operations(4)	$(8,251)	$(3,638)	$(19,663)	$2,089

(1)	Corporate net revenues and adjustments are reflected in the U.S. region.

(2)	U.S. net revenues for the three and nine months ended September 26, 2008 include net losses of $10.2 billion and $26.1 billion, respectively, related to U.S. ABS CDOs, credit valuation adjustments related to hedges with financial guarantors, losses in the investment portfolio of Merrill Lynch’s U.S. banks, losses from other residential mortgage exposures, and losses from commercial real estate exposures. Losses for the three and nine months ended September 26, 2008 were partially offset by gains of $2.8 and $5.0 billion, respectively, that resulted from the widening of Merrill Lynch’s credit spreads on the carrying value of certain of our long-term liabilities, and a $4.3 billion net gain related to the sale of Merrill Lynch’s ownership stake in Bloomberg L.P. (see Note 5).
(3)	U.S. net revenues for the three and nine months ended September 28, 2007 include net losses of $7.9 billion related to sub-prime residential mortgage-related securities and U.S. ABS CDOs.
(4)	See Note 15 for further information on discontinued operations.

Note 3.  Fair Value

Fair Value Measurements

Fair Value Hierarchy

In accordance with SFAS No. 157, Merrill Lynch has categorized its financial instruments, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities recorded on the Condensed Consolidated Balance Sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1.	Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that Merrill Lynch has the ability to access (examples include active exchange-traded equity securities, exchange-traded derivatives, most U.S. Government and agency securities, and certain other sovereign government obligations).

Level 2.	Financial assets and liabilities whose values are based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly for substantially the full term of the asset or liability. Level 2 inputs include the following:

a)	Quoted prices for similar assets or liabilities in active markets (for example, restricted stock);

b)	Quoted prices for identical or similar assets or liabilities in non-active markets (examples include corporate and municipal bonds, which trade infrequently);

c)	Pricing models whose inputs are observable for substantially the full term of the asset or liability (examples include most over-the-counter derivatives, including interest rate and currency swaps); and

d)	Pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means for substantially the full term of the asset or liability (examples include certain residential and commercial mortgage-related assets, including loans, securities and derivatives).

Level 3.	Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability (examples include certain private equity investments, certain residential and commercial mortgage-related assets (including loans, securities and derivatives), and long-dated or complex derivatives (including certain equity and currency derivatives and long-dated options on gas and power)).

As required by SFAS No. 157, when the inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement in its entirety. For example, a Level 3 fair value measurement may include inputs that are observable (Levels 1 and 2) and unobservable (Level 3). Therefore gains and losses for such assets and liabilities categorized within the Level 3 table below may include changes in fair value that are attributable to both observable inputs (Levels 1 and 2) and unobservable inputs (Level 3). Further, it should be noted that the following tables do not take into consideration the effect of offsetting Level 1 and 2 financial instruments entered into by Merrill Lynch that economically hedge certain exposures to the Level 3 positions.

A review of fair value hierarchy classifications is conducted on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification for certain financial assets or liabilities. Reclassifications impacting Level 3 of the fair value hierarchy are reported as transfers in/out of the Level 3 category as of the beginning of the quarter in which the reclassifications occur. Refer to the recurring and non-recurring sections within this Note for further information on the net transfers in and out during the quarter.

Recurring Fair Value

The following tables present Merrill Lynch’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of September 26, 2008 and December 28, 2007, respectively.

(dollars in millions)
	Fair Value Measurements on a Recurring Basis
	as of Sept. 26, 2008
				Netting
	Level 1	Level 2	Level 3	Adj(1)	Total

Assets:
Securities segregated for regulatory purposes or deposited with clearing organizations	$2,216	$6,001	$-	$-	$8,217
Receivables under resale agreements	-	104,315	-	-	104,315
Receivables under securities borrowed transactions	-	271	-	-	271
Trading assets, excluding derivative contracts	42,472	54,957	17,823	-	115,252
Derivative contracts	6,249	637,168	32,535	(601,846)	74,106
Investment securities	3,166	41,396	4,202	-	48,764
Securities received as collateral	42,572	5,082	-	-	47,654
Loans, notes and mortgages	-	682	721	-	1,403
Other assets(2)	22	1,910	-	-	1,932
Liabilities:
Payables under repurchase agreements	$-	$72,962	$-	$-	$72,962
Short-term borrowings	-	3,064	15	-	3,079
Trading liabilities, excluding derivative contracts	27,673	3,431	28	-	31,132
Derivative contracts	5,507	642,533	28,835	(621,262)	55,613
Obligation to return securities received as collateral	42,572	5,082	-	-	47,654
Long-term borrowings(3)	-	60,855	11,535	-	72,390
Other payables — interest and other(2)	-	570	-	(82)	488

(1)	Represents counterparty and cash collateral netting.

(2)	Primarily represents certain derivatives used for non-trading purposes.
(3)	Includes bifurcated embedded derivatives carried at fair value.

Level 3 trading assets primarily include U.S. ABS CDOs of $4.0 billion, corporate bonds and loans of $10.8 billion and auction rate securities of $1.0 billion.

Level 3 derivative contracts (assets) primarily relate to derivative positions on U.S. ABS CDOs of $7.5 billion, $17.6 billion of other credit derivatives that incorporate unobservable correlation, and $7.4 billion of equity, currency, interest rate and commodity derivatives that are long-dated and/or have unobservable correlation.

Level 3 investment securities relate to certain private equity and principal investment positions of $4.2 billion.

Level 3 derivative contracts (liabilities) primarily relate to derivative positions on U.S. ABS CDOs of $8.5 billion, $13.1 billion of other credit derivatives that incorporate unobservable correlation, and $7.2 billion of equity and currency derivatives that are long-dated and/or have unobservable correlation.

Level 3 long-term borrowings primarily relate to structured notes with embedded equity and commodity derivatives of $8.8 billion that are long-dated and/or have unobservable correlation and $1.1 billion related to certain long-term borrowings issued by consolidated special purpose entities (“SPEs”).

(dollars in millions)
	Fair Value Measurements on a Recurring Basis
	as of December 28, 2007
				Netting
	Level 1	Level 2	Level 3	Adj(1)	Total

Assets:
Securities segregated for regulatory purposes or deposited with clearing organizations	$1,478	$5,595	$84	$-	$7,157
Receivables under resale agreements	-	100,214	-	-	100,214
Trading assets, excluding derivative contracts	71,038	81,169	9,773	-	161,980
Derivative contracts	4,916	522,014	26,038	(480,279)	72,689
Investment securities	2,240	53,403	5,491	-	61,134
Securities received as collateral	42,451	2,794	-	-	45,245
Loans, notes, and mortgages	-	1,145	63	-	1,208
Other assets(2)	7	1,739	-	(24)	1,722
Liabilities:
Payables under repurchase agreements	-	89,733	-	-	89,733
Trading liabilities, excluding derivative contracts	43,609	6,685	-	-	50,294
Derivative contracts	5,562	526,780	35,107	(494,155)	73,294
Obligation to return securities received as collateral	42,451	2,794	-	-	45,245
Long-term borrowings(3)	-	75,984	4,765	-	80,749
Other payables — interest and other(2)	2	287	-	(13)	276

(1)	Represents counterparty and cash collateral netting.

(2)	Primarily represents certain derivatives used for non-trading purposes.
(3)	Includes bifurcated embedded derivatives carried at fair value.

Level 3 Assets and Liabilities as of December 28, 2007

Level 3 trading assets primarily include corporate bonds and loans of $5.4 billion and U.S. ABS CDOs of $2.4 billion, of which $1.0 billion was sub-prime related.

Level 3 derivative contracts (assets) primarily relate to derivative positions on U.S. ABS CDOs of $18.9 billion, of which $14.7 billion is sub-prime related, and $5.1 billion of equity derivatives that are long-dated and/or have unobservable correlation.

Level 3 investment securities primarily relate to certain private equity and principal investment positions of $4.0 billion, as well as U.S. ABS CDOs of $834 million that are accounted for as trading securities under SFAS No. 115.

Level 3 derivative contracts (liabilities) primarily relate to derivative positions on U.S. ABS CDOs of $25.1 billion, of which $23.9 billion relates to sub-prime, and $8.3 billion of equity derivatives that are long-dated and/or have unobservable correlation.

Level 3 long-term borrowings primarily relate to structured notes with embedded long-dated equity and currency derivatives.

The following tables provide a summary of changes in fair value of Merrill Lynch’s Level 3 financial assets and liabilities for the three and nine months ended September 26, 2008 and September 28, 2007, respectively.

(dollars in millions)
	Level 3 Financial Assets and Liabilities
	Three Months Ended Sept. 26, 2008
		Total Realized and Unrealized
		Gains or (Losses)			Total Realized and	Purchases,
		included in Income			Unrealized Gains	Issuances
	Beginning	Principal	Other		or (Losses)	and	Transfers	Ending
	Balance	Transactions	Revenue	Interest	included in Income	Settlements	in (out)	Balance

Assets:
Securities segregated for regulatory purposes or deposited with clearing organizations	$-	$-	$-	$-	$-	$-	$-	-
Trading assets	20,190	303	-	5	308	(3,374)	699	17,823
Derivative contracts, net	(1,292)	(8,792)	-	-	(8,792)	13,348	436	3,700
Investment securities	4,589	(147)	(304)	-	(451)	61	3	4,202
Loans, notes and mortgages	172	(6)	(18)	1	(23)	557	15	721
Liabilities:
Trading liabilities	$-	$1	$-	$-	$1	$-	$29	28
Short-term borrowings	34	-	-	-	-	(19)	-	15
Long-term borrowings	12,749	3,788	271	-	4,059	(30)	2,875	11,535

Net losses in principal transactions during the quarter ended September 26, 2008 were due primarily to losses of $5.7 billion related to U.S. ABS CDOs and the termination and potential settlement of related hedges with monoline guarantor counterparties, of which $4.9 billion was realized due to the sale of these assets to an affiliate of Lone Star Funds (“Lone Star”). In addition, principal transactions also included $2.3 billion of losses related to net commodity derivative contracts. These losses were partially offset by $2.2 billion of gains related to long term borrowings with commodity related embedded derivatives.

The decrease in Level 3 trading assets due to purchases, issuances and settlements primarily resulted from the sale of U.S. ABS CDO sub-prime related assets to Lone Star. The majority of the decrease was offset by a loan to Lone Star, which is classified as trading assets, that financed approximately 75% of the U.S. ABS CDO assets purchased by Lone Star. In addition, the deconsolidation of certain Level 3 trading assets that were initially recognized as a result of consolidating certain SPEs contributed to the decrease in trading assets. As a result of the Lone Star transaction, certain total return swaps that were in liability positions at the beginning of the quarter were terminated, resulting in an increase in purchases, issuances and settlements for derivative contracts, net.

The Level 3 net transfers in for long-term borrowings were primarily due to decreased observability of inputs on certain long-dated equity-linked notes.

(dollars in millions)
	Level 3 Financial Assets and Liabilities
	Nine Months Ended Sept. 26, 2008
		Total Realized and Unrealized Gains			Total Realized and	Purchases,
		or (Losses) included in Income			Unrealized Gains	Issuances
	Beginning	Principal	Other		or (Losses)	and	Transfers	Ending
	Balance	Transactions	Revenue	Interest	included in Income	Settlements	in (out)	Balance

Assets:
Securities segregated for regulatory purposes or deposited with clearing organizations	$84	$-	$-	$1	$1	$(79)	$(6)	$-
Trading assets	9,773	(2,744)	-	86	(2,658)	7,025	3,683	17,823
Derivative contracts, net	(9,069)	(9,849)	-	5	(9,844)	25,467	(2,854)	3,700
Investment securities	5,491	(895)	(291)	-	(1,186)	159	(262)	4,202
Loans, notes and mortgages	63	(6)	(19)	(2)	(27)	676	9	721
Liabilities:
Trading liabilities	$-	$1	$-	$-	$1	$-	$29	$28
Short-term borrowings	-	-	-	-	-	15	-	15
Long-term borrowings	4,765	2,171	285	-	2,456	1,435	7,791	11,535

Net losses in principal transactions for the nine months ended September 26, 2008 were due primarily to losses of $14.7 billion related to U.S. ABS CDOs and the termination and potential settlement of related hedges with monoline guarantor counterparties, of which $4.9 billion was related to the sale of these assets to Lone Star. These losses were partially offset by $3.1 billion in gains on other credit derivatives that incorporate unobservable correlation.

The increase in Level 3 trading assets and net derivative contracts for the nine months ended September 26, 2008 due to purchases, issuances and settlements is primarily attributable to the recording of assets for which the exposure was previously recognized as derivative liabilities (total return swaps) at December 28, 2007. The increase in trading assets was partially offset by the sale of U.S. ABS CDO assets to Lone Star during the third quarter of 2008. As a result of the Lone Star transaction, certain total return swaps that were in a liability position were terminated, resulting in an increase in purchases, issuances and settlements for derivative contracts, net.

The Level 3 net transfers in for trading assets primarily relates to decreased observability of inputs on certain corporate bonds and loans. The Level 3 net transfers in for long-term borrowings were primarily due to decreased observability of inputs on certain long-dated equity linked notes.

(dollars in millions)
	Level 3 Financial Assets and Liabilities
	Three Months Ended Sept. 28, 2007
		Total Realized and Unrealized
		Gains or (Losses)			Total Realized and	Purchases,
		included in Income			Unrealized Gains	Issuances
	Beginning	Principal	Other		or (Losses)	and	Transfers	Ending
	Balance	Transactions	Revenue	Interest	included in Income	Settlements	in (out)	Balance

Assets:
Trading assets	$3,648	$(1,938)	$-	$6	$(1,932)	$1,608	$6,409	$9,733
Derivative contracts, net	229	(4,032)	(2)	11	(4,023)	139	81	(3,574)
Investment securities	5,784	(974)	4	-	(970)	938	(99)	5,653
Loans, notes and mortgages	4	-	(4)	-	(4)	(2)	9	7
Liabilities:
Long-term borrowings	$282	$280	$-	$-	$280	$81	$529	$612

(dollars in millions)
	Level 3 Financial Assets and Liabilities
	Nine Months Ended Sept. 28, 2007
		Total Realized and Unrealized
		Gains or (Losses)			Total Realized and	Purchases,
		included in Income			Unrealized Gains	Issuances
	Beginning	Principal	Other		or (Losses)	and	Transfers	Ending
	Balance	Transactions	Revenue	Interest	included in Income	Settlements	in (out)	Balance

Assets:
Trading assets	$2,021	$(1,685)	$-	$34	$(1,651)	$2,111	$7,252	$9,733
Derivative contracts, net	(2,030)	(3,461)	3	17	(3,441)	946	951	(3,574)
Investment securities	5,117	(1,404)	484	5	(915)	2,142	(691)	5,653
Loans, notes and mortgages	7	-	(13)	-	(13)	(4)	17	7
Liabilities:
Long-term borrowings	$-	$280	$-	$-	$280	$81	$811	$612

The following tables provide the portion of gains or losses included in income for the three and nine months ended September 26, 2008 and September 28, 2007 attributable to unrealized gains or losses relating to those Level 3 assets and liabilities still held at September 26, 2008 and September 28, 2007, respectively.

(dollars in millions)
	Unrealized Gains or (Losses) for Level 3 Assets and Liabilities Still Held at Sept. 26, 2008
	Three Months Ended Sept. 26, 2008				Nine Months Ended Sept. 26, 2008

	Principal	Other			Principal	Other
	Transactions	Revenue	Interest	Total	Transactions	Revenue	Interest	Total

Assets:
Securities segregated for regulatory purposes or deposited with clearing organizations	$-	$-	$-	$-	$-	$-	$1	$1
Trading assets	293	-	(29)	264	(2,753)	-	74	(2,679)
Derivative contracts, net	(3,979)	-	-	(3,979)	2,611	-	5	2,616
Investment securities	(102)	(304)	-	(406)	(822)	(295)	-	(1,117)
Loans, notes, and mortgages	(6)	(15)	1	(20)	(6)	(9)	(2)	(17)
Liabilities:
Long-term borrowings	$3,811	$271	$-	$4,082	$2,236	$285	$-	$2,521

Net unrealized losses in principal transactions for the three months ended September 26, 2008 were primarily due to $2.3 billion of losses related to net commodity derivative contracts and approximately $800 million of net losses on U.S. ABS CDO related assets and liabilities. These losses were partially offset by $2.2 billion of gains related to long term borrowings with commodity related embedded derivatives.

For the nine months ended September 26, 2008, net unrealized gains in principal transactions primarily relate to certain equity-linked structured notes.

(dollars in millions)
	Unrealized Gains or (Losses) for Level 3 Assets and Liabilities Still Held at Sept. 28, 2007
	Three Months Ended Sept. 28, 2007				Nine Months Ended Sept. 28, 2007

	Principal	Other			Principal	Other
	Transactions	Revenue	Interest	Total	Transactions	Revenue	Interest	Total

Assets:
Trading assets	$(1,956)	$-	$6	$(1,950)	$(1,719)	$-	$34	$(1,685)
Derivative contracts, net	(4,088)	(2)	11	(4,079)	(3,589)	(2)	17	(3,574)
Investment securities	(974)	(6)	-	(980)	(1,404)	393	7	(1,004)
Loans, notes, and mortgages	-	1	-	1	-	4	-	4
Liabilities:
Long-term borrowings	$280	$-	$-	$280	$280	$-	$-	$280

Non-recurring Fair Value

Certain assets and liabilities are measured at fair value on a non-recurring basis and are not included in the tables above. These assets and liabilities primarily include loans and loan commitments held for sale and reported at lower of cost or fair value and loans held for investment that were initially measured at cost and have been written down to fair value as a result of an impairment. The following table shows the fair value hierarchy for those assets and liabilities measured at fair value on a non-recurring basis as of September 26, 2008 and December 28, 2007, respectively.

(dollars in millions)
					Gains / (Losses)	Gains / (Losses)
	Non-Recurring Basis as of Sept. 26, 2008				Three Months Ended	Nine Months Ended
	Level 1	Level 2	Level 3	Total	Sept. 26, 2008	Sept. 26, 2008

Assets:
Loans, notes, and mortgages	$-	$11,297	$5,750	$17,047	$(2,577)	$(3,645)
Liabilities:
Other liabilities	$-	$705	$14	$719	$(77)	$(59)

(dollars in millions)
	Non-Recurring Basis
	as of December 28, 2007
	Level 1	Level 2	Level 3	Total

Assets:
Loans, notes, and mortgages	$-	$32,594	$7,157	$39,751
Liabilities:
Other liabilities	$-	$666	$-	$666

Loans, notes, and mortgages include held for sale loans that are carried at the lower of cost or fair value and for which the fair value was below the cost basis at September 26, 2008 and/or December 28, 2007. It also includes certain impaired held for investment loans where an allowance for loan losses has been calculated based upon the fair value of the loans or collateral. Level 3 assets as of September 26, 2008 primarily relate to United Kingdom (“U.K.”) residential and commercial real estate loans of $4.3 billion that are classified as held for sale where there continues to be significant illiquidity in the securitization market. The losses on the Level 3 loans were calculated primarily by a fundamental cash flow valuation analysis. This cash flow analysis includes cumulative loss and prepayment assumptions derived from multiple inputs including mortgage remittance reports, property prices and other market data. Level 3 assets as of December 28, 2007 primarily related to residential and commercial real estate loans that are classified as held for sale in the U.K. of $4.1 billion.

Other liabilities include amounts recorded for loan commitments at lower of cost or fair value where the funded loan will be held for sale, particularly leveraged loan commitments in the U.S. The losses were calculated by models incorporating significant observable market data.

Fair Value Option

SFAS No. 159 provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. Changes in fair value for assets and liabilities for which the election is made will be recognized in earnings as they occur. SFAS No. 159 permits the fair value option election on an instrument by instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument. As discussed above, certain of Merrill Lynch’s financial instruments are required to be accounted for at fair value under SFAS No. 115 and SFAS No. 133, as well as industry level guidance. For certain financial instruments that are not accounted for at fair value under other applicable accounting guidance, the fair value option has been elected.

The following tables provide information about where in the Condensed Consolidated Statements of (Loss)/Earnings changes in fair values of assets and liabilities, for which the fair value option has been elected, are included for the three and nine months ended September 26, 2008 and September 28, 2007, respectively.

(dollars in millions)
	Changes in Fair Value For the Three			Changes in Fair Value For the Nine
	Months Ended Sept. 26,			Months Ended Sept. 26,
	2008, for Items Measured at Fair Value			2008, for Items Measured at Fair Value
	Pursuant to Fair Value Option			Pursuant to Fair Value Option
	Gains/	Gains/	Total	Gains/	Gains/	Total
	(losses)	(losses)	Changes	(losses)	(losses)	Changes
	Principal	Other	in Fair	Principal	Other	in Fair
	Transactions	Revenues	Value	Transactions	Revenues	Value

Assets:
Receivables under resale agreements	$139	$-	$139	$(70)	$-	$(70)
Investment securities	(588)	(212)	(800)	(671)	(251)	(922)
Loans, notes and mortgages	(40)	-	(40)	(37)	12	(25)
Liabilities:
Payables under repurchase agreements	$(100)	$-	$(100)	$(52)	$-	$(52)
Short-term borrowings	(367)	-	(367)	(185)	-	(185)
Long-term borrowings(1)	8,632	846	9,478	12,578	1,715	14,293

(1)	Other revenues primarily represent fair value changes on non-recourse long-term borrowings issued by consolidated SPEs.

(dollars in millions)
	Changes in Fair Value For the Three			Changes in Fair Value For the Nine
	Months Ended Sept. 28,			Months Ended Sept. 28,
	2007, for Items Measured at Fair			2007, for Items Measured at Fair
	Value Pursuant to Fair Value Option			Value Pursuant to Fair Value Option
	Gains/	Gains/	Total	Gains/	Gains/	Total
	(losses)	(losses)	Changes	(losses)	(losses)	Changes
	Principal	Other	in Fair	Principal	Other	in Fair
	Transactions	Revenues	Value	Transactions	Revenues	Value

Assets:
Receivables under resale agreements	$62	$-	$62	$67	$-	$67
Investment securities	(68)	(1)	(69)	142	20	162
Loans, notes and mortgages	(3)	20	17	(1)	60	59
Liabilities:
Payables under repurchase agreements	$(10)	$-	$(10)	$7	$-	$7
Long-term borrowings	576	-	576	1,417	-	1,417

The following describes the rationale for electing to account for certain financial assets and liabilities at fair value, as well as the impact of instrument-specific credit risk on the fair value.

Resale and repurchase agreements:

Merrill Lynch elected the fair value option on a prospective basis for certain resale and repurchase agreements. The fair value option election was made based on the tenor of the resale and repurchase agreements, which reflects the magnitude of the interest rate risk. The majority of resale and repurchase agreements collateralized by U.S. government securities were excluded from the fair value option election as these contracts are generally short-dated and therefore the interest rate risk is not considered significant. Amounts loaned under resale agreements require collateral with a market value equal to or in excess of the principal amount loaned resulting in minimal credit risk for such transactions.

Securities borrowed transactions:

Merrill Lynch elected the fair value option for certain Japanese government bond borrowing transactions during the second quarter of 2008. Fair value changes related to such transactions were immaterial for the three and nine months ended September 26, 2008.

Investment securities:

At September 26, 2008, investment securities primarily represented non-marketable convertible preferred shares for which Merrill Lynch has economically hedged a majority of the position with derivatives.

Loans, notes, and mortgages:

Merrill Lynch elected the fair value option for automobile and certain corporate loans because the loans are risk managed on a fair value basis. The change in the fair value of loans, notes, and mortgages for which the fair value option was elected that was attributable to changes in borrower-specific credit risk was not material for the three and nine months ended September 26, 2008 and for the three and nine months ended September 28, 2007.

For those loans, notes and mortgages for which the fair value option has been elected, the aggregate fair value of loans that are 90 days or more past due and in non-accrual status are not material to the Condensed Consolidated Financial Statements.

Short-term and long-term borrowings:

Merrill Lynch elected the fair value option for certain short-term and long-term borrowings that are risk managed on a fair value basis, including structured notes, and for which hedge accounting under SFAS No. 133 had been difficult to obtain. The changes in the fair value of liabilities for which the fair value option was elected that was attributable to changes in Merrill Lynch credit spreads were estimated gains of $2.8 billion and $5.0 billion for the three and nine months ended September 26, 2008, respectively. The changes in the fair value of liabilities for which the fair value option was elected that were attributable to changes in Merrill Lynch credit spreads were estimated gains of $609 million and $628 million for the three and nine months ended September 28, 2007. Changes in Merrill Lynch specific credit risk are derived by isolating fair value changes due to changes in Merrill Lynch’s credit spreads as observed in the secondary cash market.

The fair value option was also elected for certain non-recourse long-term borrowings issued by consolidated SPEs. The fair value of these long-term borrowings is unaffected by changes in Merrill Lynch’s creditworthiness.

The following tables present the difference between fair values and the aggregate contractual principal amounts of receivables under resale agreements, receivables under securities borrowed transactions, loans, notes, and mortgages, payables under repurchase agreements, short-term and long-term borrowings for which the fair value option has been elected as of September 26, 2008 and December 28, 2007, respectively.

(dollars in millions)
	Fair Value	Principal
	at	Amount
	September 26,	Due Upon
	2008	Maturity	Difference

Assets:
Receivables under resale agreements	$104,315	$104,102	$213
Receivables under securities borrowed transactions	271	271	-
Loans, notes and mortgages	1,237	1,321	(84)
Liabilities:
Payables under repurchase agreements	$72,962	$72,902	$60
Short-term borrowings	3,079	3,071	8
Long-term borrowings(1)	71,886	76,183	(4,297)

(1)	The majority of the difference relates to the impact of the widening of Merrill Lynch’s credit spreads, the change in fair value of non-recourse debt, and zero coupon notes issued at a substantial discount from the principal amount.

(dollars in millions)
	Fair Value	Principal
	at	Amount
	December 28,	Due Upon
	2007	Maturity	Difference

Assets:
Receivables under resale agreements	$100,214	$100,090	$124
Loans, notes and mortgages(1)	1,149	1,355	(206)
Liabilities:
Long-term borrowings(2)	76,334	81,681	(5,347)

(1)	The majority of the difference relates to loans purchased at a substantial discount from the principal amount.

(2)	The majority of the difference relates to the impact of the widening of Merrill Lynch’s credit spreads, the change in fair value of non-recourse debt, and zero coupon notes issued at a substantial discount from the principal amount.

Trading Risk Management

Trading activities subject Merrill Lynch to market and credit risks. These risks are managed in accordance with established risk management policies and procedures. Specifically, the independent risk and control groups work to ensure that these risks are properly identified, measured, monitored, and managed throughout Merrill Lynch. Refer to Note 3 of the 2007 Annual Report for further information on trading risk management.

Concentration of Risk to the Mortgage Markets

At September 26, 2008, Merrill Lynch had sizeable exposure to the mortgage market through securities, derivatives, loans and loan commitments. This included:

•	Net exposures of $34.6 billion in U.S. Prime residential mortgage-related positions and $5.0 billion in other residential mortgage-related positions, excluding Merrill Lynch’s U.S. banks investment securities portfolio;
•	Net exposure of $15.7 billion in Merrill Lynch’s U.S. banks investment securities portfolio;
•	Net exposure of $12.8 billion in commercial real estate related positions, excluding First Republic, and $2.9 billion in First Republic commercial real estate related positions; and
•	Net exposure of $1.1 billion in U.S. super senior ABS CDO exposures.

In September 2008, Merrill Lynch sold $30.6 billion gross notional amount of U.S. super senior ABS CDOs (the “Portfolio”) to Lone Star for a purchase price of $6.7 billion. In connection with this sale, Merrill Lynch provided financing to the purchaser for approximately 75% of the purchase price. The recourse on this loan is limited to the assets of the purchaser, which consist solely of the Portfolio. All cash flows and distributions from the Portfolio (including sale proceeds) will be applied in accordance with a specified priority of payments. The loan is carried at fair value. Events of default under the loan are customary events of default, including failure to pay interest when due and failure to pay principal at maturity.

Valuation of these exposures will continue to be impacted by external market factors including default rates, rating agency actions, and the prices at which observable market transactions occur. Merrill Lynch’s ability to mitigate its risk by selling or hedging its exposures is also limited by the market environment. Merrill Lynch’s future results may continue to be materially impacted by the valuation adjustments applied to these positions.

Concentration of Risk to Monoline Financial Guarantors

To economically hedge certain U.S. super senior ABS CDOs and U.S. sub-prime mortgage positions, Merrill Lynch entered into credit derivatives with various counterparties, including financial guarantors. At the end of the third quarter of 2008, the carrying value of hedges with financial guarantors related to U.S. super senior ABS CDOs was $1.4 billion, reduced from $2.9 billion at the end of the second quarter. The carrying value of hedges with financial guarantors related to other asset classes outside of U.S. super senior ABS CDOs increased from $3.6 billion at the end of the second quarter to $4.5 billion at the end of the third quarter of 2008, resulting from gains in the market value of these hedges.

During the third quarter of 2008, credit valuation adjustments related to Merrill Lynch’s remaining hedges with financial guarantors, including those related to U.S. super senior ABS CDOs, were not significant.

Note 4.  Securities Financing Transactions

Merrill Lynch enters into secured borrowing and lending transactions in order to meet customers’ needs and earn residual interest rate spreads, obtain securities for settlement and finance trading inventory positions.

Under these transactions, Merrill Lynch either receives or provides collateral, including U.S. Government and agencies, asset-backed, corporate debt, equity, and non-U.S. governments and agencies securities. Merrill Lynch receives collateral in connection with resale agreements, securities borrowed transactions, customer margin loans, and other loans. Under many agreements, Merrill Lynch is permitted to sell or repledge the securities received (e.g., use the securities to secure repurchase agreements, enter into securities lending transactions, or deliver to counterparties to cover short positions). At September 26, 2008 and December 28, 2007, the fair value of securities received as collateral where Merrill Lynch is permitted to sell or repledge the securities was $676 billion and $853 billion, respectively, and the fair value of the portion that has been sold or repledged was $535 billion and $675 billion, respectively. Merrill Lynch may use securities received as collateral for resale agreements to satisfy regulatory requirements such as Rule 15c3-3 of the SEC. The fair value of collateral used for this purpose was $14.9 billion and $19.3 billion at September 26, 2008 and December 28, 2007, respectively.

Merrill Lynch additionally receives securities as collateral in connection with certain securities transactions in which Merrill Lynch is the lender. In instances where Merrill Lynch is permitted to sell or repledge securities received, Merrill Lynch reports the fair value of such securities received as collateral and the related obligation to return securities received as collateral in the Condensed Consolidated Balance Sheets.

Merrill Lynch pledges assets to collateralize repurchase agreements and other secured financings. Pledged securities that can be sold or repledged by the secured party are parenthetically disclosed in trading assets and investment securities on the Condensed Consolidated Balance Sheets. The parenthetically disclosed amount for December 28, 2007 relating to trading assets has been restated from approximately $79 billion (as previously reported) to approximately $45 billion to properly reflect the amount of pledged securities that can be sold or repledged by the secured party. The carrying value and classification of securities owned by Merrill Lynch that have been pledged to counterparties where those counterparties do not have the right to sell or repledge at September 26, 2008 and December 28, 2007 are as follows:

(dollars in millions)

	Sept. 26,	Dec. 28,
	2008	2007

Trading asset category
Mortgages, mortgage-backed, and asset-backed securities	$16,746	$11,873
U.S. Government and agencies	6,027	11,110
Corporate debt and preferred stock	12,918	17,144
Non-U.S. governments and agencies	1,656	2,461
Equities and convertible debentures	16,179	9,327
Municipals and money markets	2,622	450

Total	$56,148	$52,365

Additionally, Merrill Lynch has pledged approximately $5.6 billion of loans and $12.5 billion of investment securities to counterparties at September 26, 2008, where those counterparties do not have the right to sell or repledge those assets.

Note 5.  Investment Securities

Investment securities on the Condensed Consolidated Balance Sheets include:

•	SFAS No. 115 investments held by ML & Co. and certain of its non-broker-dealer entities, including Merrill Lynch banks. SFAS No. 115 investments consist of:

•	Debt securities, including debt held for investment and liquidity and collateral management purposes that are classified as available-for-sale, debt securities held for trading purposes, and debt securities that Merrill Lynch intends to hold until maturity;
•	Marketable equity securities, which are generally classified as available-for-sale.

•	Non-qualifying investments are those that do not fall within the scope of SFAS No. 115. Non-qualifying investments consist principally of:

•	Equity investments, including investments in partnerships and joint ventures. Included in equity investments are investments accounted for under the equity method of accounting, which consist of investments in (i) partnerships and certain limited liability corporations where Merrill Lynch has more than minor influence (i.e. generally defined as greater than a three percent interest) and (ii) corporate entities where Merrill Lynch has the ability to exercise significant influence over the investee (i.e. generally defined as ownership and voting interest of 20% to 50%). For information related to our investments accounted for under the equity method, please refer to Note 5 of the 2007 Annual Report. Also included in equity investments are private equity investments that Merrill Lynch holds for capital appreciation and/or current income and which are accounted for at fair value in accordance with the Investment Company Guide, as well as private equity investments accounted for at fair value under the fair value option election in

SFAS No. 159. The carrying value of private equity investments reflects expected exit values based upon market prices or other valuation methodologies including discounted expected cash flows and market comparables of similar companies.

•	Deferred compensation hedges, which are investments economically hedging deferred compensation liabilities and are accounted for at fair value.

Investment securities reported on the Condensed Consolidated Balance Sheets at September 26, 2008 and December 28, 2007 are as follows:

(dollars in millions)

	Sept. 26,	Dec. 28,
	2008	2007

Investment securities
Available-for-sale(1)	$40,206	$50,922
Trading	3,407	5,015
Held-to-maturity	4,581	267
Non-qualifying(2)
Equity investments(3)	27,892	29,623
Deferred compensation hedges(4)	1,565	1,710
Investments in trust preferred securities and other investments	435	438

Total	$78,086	$87,975

(1)	At September 26, 2008 and December 28, 2007, includes $5.9 billion and $5.4 billion, respectively, of investment securities reported in cash and securities segregated for regulatory purposes or deposited with clearing organizations.

(2)	Non-qualifying for SFAS No. 115 purposes.
(3)	Includes Merrill Lynch’s investment in BlackRock.
(4)	Represents investments that economically hedge deferred compensation liabilities.

Included in available-for-sale investment securities above are certain mortgage- and asset-backed securities held in Merrill Lynch’s U.S. banks investment securities portfolio. The fair values of most of these mortgage- and asset-backed securities have declined below the respective security’s amortized cost basis. Changes in fair value are initially captured in the financial statements by reporting the securities at fair value with the cumulative change in fair value reported in accumulated other comprehensive loss, a component of shareholder’s equity. Merrill Lynch regularly (at least quarterly) evaluates each security whose value has declined below amortized cost to assess whether the decline in fair value is other-than-temporary. If the decline in fair value is determined to be other-than-temporary, the cost basis of the security is reduced to an amount equal to the fair value of the security at the time of impairment (the new cost basis), and the amount of the reduction in cost basis is recorded in earnings.

A decline in a debt security’s fair value is considered to be other-than-temporary if it is probable that all amounts contractually due will not be collected. In assessing whether it is probable that all amounts contractually due will not be collected, Merrill Lynch considers the following:

•	Whether there has been an adverse change in the estimated cash flows of the security;
•	The period of time over which it is estimated that the fair value will increase from the current level to at least the amortized cost level, or until principal and interest is estimated to be received;
•	The period of time a security’s fair value has been below amortized cost;
•	The amount by which the security’s fair value is below amortized cost;
•	The financial condition of the issuer; and
•	Management’s ability and intent to hold the security until fair value recovers or until the principal and interest is received.

The determination of whether a security is other-than-temporarily impaired is based, in large part, on estimates and assumptions related to the prepayment and default rates of the loans collateralizing the securities, the loss severities experienced on the sale of foreclosed properties, and other matters affecting the security’s underlying cash flows. The cash flow estimates and assumptions used to assess whether an adverse change has occurred as well as the other factors affecting the other-than-temporary determination are regularly reviewed and revised, incorporating new information as it becomes available and due to changes in market conditions.

For all securities including those securities that are deemed to be other-than-temporarily impaired based on specific analysis described above, management must conclude on whether it has the intent and ability to hold the securities to recovery. To that end, management has considered its ability and intent to hold available-for-sale securities relative to the cash flow requirements of Merrill Lynch’s operating, investing and financing activities and has determined that it has the ability and intent to hold the securities with unrealized losses until the fair value recovers to an amount at least equal to the amortized cost or principal is received.

Other-than-temporary impairments related to Merrill Lynch’s U.S. banks investment securities portfolio, which are recorded within other revenues on the Condensed Consolidated Statement of (Loss)/Earnings, have been recognized for the three and nine month periods ended September 26, 2008 as follows:

(dollars in millions)

	Three Months Ended	Nine Months Ended
	Sept. 26,	Sept. 26,
	2008	2008

Security Description
Prime	$58	$255
Alt A	628	2,202
Sub-prime	110	204
CDOs	51	272

Total	$847	$2,933

The cumulative pre-tax balance in other comprehensive loss related to the U.S. banks investment securities portfolio was approximately negative $5.5 billion as of September 26, 2008.

Bloomberg, L.P.

The Company had a 20% ownership stake in Bloomberg L.P., which was accounted for under the equity method of accounting. On July 17, 2008, Merrill Lynch announced and completed the sale of its ownership stake in Bloomberg, L.P. to Bloomberg Inc., for $4.4 billion. The sale resulted in a $4.3 billion net pre-tax gain.

Note 6.  Securitization Transactions and Transactions with Special Purpose Entities (“SPEs”)

Securitizations

In the normal course of business, Merrill Lynch securitizes commercial and residential mortgage loans, municipal, government, and corporate bonds, and other types of financial assets. SPEs, often referred to as VIEs are often used when entering into or facilitating securitization transactions. Merrill Lynch’s involvement with SPEs used to securitize financial assets includes: structuring and/or establishing

SPEs; selling assets to SPEs; managing or servicing assets held by SPEs; underwriting, distributing, and making loans to SPEs; making markets in securities issued by SPEs; engaging in derivative transactions with SPEs; owning notes or certificates issued by SPEs; and/or providing liquidity facilities and other guarantees to, or for the benefit of, SPEs.

Merrill Lynch securitized assets of approximately $20.9 billion and $154.4 billion for the nine months ended September 26, 2008 and September 28, 2007, respectively. For the nine months ended September 26, 2008 and September 28, 2007, Merrill Lynch received $22.2 billion and $156.8 billion, respectively, of proceeds, and other cash inflows, from securitization transactions, and recognized net securitization gains of $11 million and $287 million, respectively, in Merrill Lynch’s Condensed Consolidated Statements of (Loss)/Earnings.

The table below summarizes the cash inflows received by Merrill Lynch from securitization transactions related to the following underlying asset types:

(dollars in millions)

	Nine Months Ended
	Sept. 26,	Sept. 28,
	2008	2007

Asset category
Residential mortgage loans	$13,258	$92,558
Municipal bonds	5,867	46,358
Commercial loans and corporate bonds	2,834	13,502
Other	196	4,430

Total	$22,155	$156,848

In certain instances, Merrill Lynch retains interests in the senior tranche, subordinated tranche, and/or residual tranche of securities issued by certain SPEs created to securitize assets. The gain or loss on the sale of the assets is determined with reference to the previous carrying amount of the financial assets transferred, which is allocated between the assets sold and the retained interests, if any, based on their relative fair value at the date of transfer.

Retained interests are recorded in the Condensed Consolidated Balance Sheets at fair value. To obtain fair values, observable market prices are used if available. Where observable market prices are unavailable, Merrill Lynch generally estimates fair value initially and on an ongoing basis based on the present value of expected future cash flows using management’s best estimates of credit losses, prepayment rates, forward yield curves, and discount rates, commensurate with the risks involved. Retained interests are either held as trading assets, with changes in fair value recorded in the Condensed Consolidated Statements of (Loss)/Earnings, or as securities available-for-sale, with changes in fair value included in accumulated other comprehensive loss. Retained interests held as available-for-sale are reviewed periodically for impairment.

Retained interests in securitized assets were approximately $3.0 billion and $6.1 billion at September 26, 2008 and December 28, 2007, respectively, which related primarily to residential mortgage-related assets, municipal bond, and commercial-related assets and corporate bond securitization transactions. The majority of these retained interests include mortgage-backed securities that Merrill Lynch had expected to sell to investors in the normal course of its underwriting activity. However, the timing of any sale is subject to current and future market conditions.

The following table presents information on retained interests, excluding the offsetting benefit of financial instruments used to hedge risks, held by Merrill Lynch as of September 26, 2008 arising from Merrill Lynch’s residential mortgage-related assets, municipal bond, and commercial-related assets and corporate bond securitization transactions. The pre-tax sensitivities of the current fair value of the retained interests to immediate 10% and 20% adverse changes in assumptions and parameters are also shown.

(dollars in millions)

			Commercial-Related
	Residential		Assets and
	Mortgage-Related	Municipal	Corporate
	Assets	Bonds	Bonds

Retained interest amount	$1,048	$558	$1,401
Weighted average credit losses (rate per annum)(1)	0.7%	0.0%	2.0%
Impact on fair value of 10% adverse change	$(1)	$-	$(3)
Impact on fair value of 20% adverse change	$(3)	$-	$(7)
Weighted average discount rate	7.9%	7.1%	6.6%
Impact on fair value of 10% adverse change	$(31)	$(15)	$(15)
Impact on fair value of 20% adverse change	$(61)	$(27)	$(29)
Weighted average life (in years)	7.1	8.9	5.7
Weighted average prepayment speed (CPR)(2)	14.9%	0.0%	24.4%
Impact on fair value of 10% adverse change	$(9)	$-	$(4)
Impact on fair value of 20% adverse change	$(18)	$-	$(8)

CPR=Constant Prepayment Rate

(1)	Credit losses are computed only on positions for which expected credit loss is either a key assumption in the determination of fair value or is not reflected in the discount rate.
(2)	Relates to select securitization transactions where assets are prepayable.

The preceding sensitivity analysis is hypothetical and should be used with caution. In particular, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. Further, changes in fair value based on a 10% or 20% variation in an assumption or parameter generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, the sensitivity analysis does not include the offsetting benefit of financial instruments that Merrill Lynch utilizes to hedge risks, including credit, interest rate, and prepayment risk, that are inherent in the retained interests. These hedging strategies are structured to take into consideration the hypothetical stress scenarios above such that they would be effective in principally offsetting Merrill Lynch’s exposure to loss in the event these scenarios occur.

The weighted average assumptions and parameters used initially to value retained interests relating to securitizations that were still held by Merrill Lynch as of September 26, 2008 are as follows:

			Commercial-Related
	Residential		Assets and
	Mortgage-Related	Municipal	Corporate
	Assets	Bonds	Bonds

Credit losses (rate per annum)(1)	0.2%	0.0%	1.5%
Weighted average discount rate	6.4%	5.2%	4.4%
Weighted average life (in years)	6.8	10.9	6.3
Prepayment speed assumption (CPR)(2)	15.7%	0.0%	16.6%

CPR = Constant Prepayment Rate

(1)	Credit losses are computed only on positions for which expected credit loss is either a key assumption in the determination of fair value or is not reflected in the discount rate.
(2)	Relates to select securitization transactions where assets are prepayable.

For residential mortgage-related assets and commercial-related assets and corporate bond securitizations, the investors and the securitization trust generally have no recourse to Merrill Lynch upon the event of a borrower default. See Note 11 to the Condensed Consolidated Financial Statements for information related to representations and warranties.

For municipal bond securitization SPEs, in the normal course of dealer market-making activities, Merrill Lynch acts as liquidity provider. Specifically, the holders of beneficial interests issued by municipal bond securitization SPEs have the right to tender their interests for purchase by Merrill Lynch on specified dates at a specified price. Beneficial interests that are tendered are then sold by Merrill Lynch to investors through a best efforts remarketing where Merrill Lynch is the remarketing agent. If the beneficial interests are not successfully remarketed, the holders of beneficial interests are paid from funds drawn under a standby liquidity facility issued by Merrill Lynch.

In addition to standby liquidity facilities, Merrill Lynch also provides default protection or credit enhancement to investors in securities issued by certain municipal bond securitization SPEs. Interest and principal payments on beneficial interests issued by these SPEs are secured by a guarantee issued by Merrill Lynch. In the event that the issuer of the underlying municipal bond defaults on any payment of principal and/or interest when due, the payments on the bonds will be made to beneficial interest holders from an irrevocable guarantee by Merrill Lynch. Additional information regarding these commitments is provided in Note 11 to the Condensed Consolidated Financial Statements.

Mortgage Servicing Rights

In connection with its residential mortgage business, Merrill Lynch may retain or acquire servicing rights associated with certain mortgage loans that are sold through its securitization activities. These loan sale transactions create assets referred to as mortgage servicing rights, or MSRs, which are included within other assets on the Condensed Consolidated Balance Sheets.

Retained MSRs are accounted for in accordance with SFAS No. 156, which requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. SFAS No. 156 also permits servicers to subsequently measure each separate class of servicing assets and liabilities at fair value rather than at the lower of amortized cost or market. Merrill Lynch has not elected to subsequently fair value retained MSRs.

Retained MSRs are initially recorded at fair value and subsequently amortized in proportion to and over the period of estimated future net servicing revenues. MSRs are assessed for impairment, at a minimum, on a quarterly basis. Management’s estimates of fair value of MSRs are determined using the net discounted present value of future cash flows, which consists of projecting future servicing cash flows and discounting such cash flows using an appropriate risk-adjusted discount rate. These valuations require various assumptions, including future servicing fees, servicing costs, credit losses, discount rates and mortgage prepayment speeds. Due to subsequent changes in economic and market conditions, these assumptions can, and generally will, change from quarter to quarter.

Changes in Merrill Lynch’s MSR balance are summarized below:

(dollars in millions)

Carrying Value

Mortgage servicing rights, December 28, 2007 (fair value is $476)	$389
Additions	5
Amortization	(100)
Valuation allowance adjustments	(63)

Mortgage servicing rights, Sept. 26, 2008 (fair value is $267)	$231

The amount of contractually specified revenues for the three and nine months ended September 26, 2008 and September 28, 2007, which are included within managed accounts and other fee-based revenues in the Condensed Consolidated Statements of (Loss)/Earnings include:

(dollars in millions)

	For the Three		For the Nine
	Months Ended		Months Ended

	Sept. 26,	Sept. 28,	Sept. 26,	Sept. 28,
	2008	2007	2008	2007

Servicing fees	$82	$96	$284	$262
Ancillary and late fees	12	17	44	47

Total	$94	$113	$328	$309

The following table presents Merrill Lynch’s key assumptions used in measuring the fair value of MSRs at September 26, 2008 and the pre-tax sensitivity of the fair values to an immediate 10% and 20% adverse change in these assumptions:

(dollars in millions)

Fair value of capitalized MSRs	$267
Weighted average prepayment speed (CPR)	24.4%
Impact on fair value of 10% adverse change	$(15)
Impact on fair value of 20% adverse change	$(32)
Weighted average discount rate	17.2%
Impact on fair value of 10% adverse change	$(9)
Impact on fair value of 20% adverse change	$(17)

The sensitivity analysis above is hypothetical and should be used with caution. In particular, the effect of a variation in a particular assumption on the fair value of MSRs is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another factor, which may magnify or counteract the sensitivities. Further changes in fair value based on a single variation in assumptions generally cannot be extrapolated because the relationship of the change in a single assumption to the change in fair value may not be linear.

Variable Interest Entities

FIN 46(R) requires an entity to consolidate a VIE if that enterprise has a variable interest that will absorb a majority of the variability of the VIE’s expected losses, receive a majority of the variability of the VIE’s expected residual returns, or both. The entity required to consolidate a VIE is known as the primary beneficiary. A QSPE is a type of VIE that holds financial instruments and distributes cash flows to investors based on preset terms. QSPEs are commonly used in mortgage and other securitization transactions. In accordance with SFAS No. 140 and FIN 46(R), Merrill Lynch typically does not consolidate QSPEs. Information regarding QSPEs can be found in the Securitization section of this Note and the Guarantees section in Note 11 to the Condensed Consolidated Financial Statements.

Where an entity is a significant variable interest holder, FIN 46(R) requires that entity to disclose its maximum exposure to loss as a result of its interest in the VIE. It should be noted that this measure does not reflect Merrill Lynch’s estimate of the actual losses that could result from adverse changes because it does not reflect the economic hedges Merrill Lynch enters into to reduce its exposure.

The following tables summarize Merrill Lynch’s involvement with certain VIEs as of September 26, 2008 and December 28, 2007, respectively. The table below does not include information on QSPEs or those VIEs where Merrill Lynch is the primary beneficiary and holds a majority of the voting interests in the entity.

(dollars in millions)

			Significant Variable
	Primary Beneficiary		Interest Holder

	Net	Recourse	Total
	Asset	to Merrill	Asset	Maximum
	Size(4)	Lynch(5)	Size(6)	Exposure

September 26, 2008
Loan and real estate VIEs	$7,201	$2,689	$-	$-
Guaranteed and other funds(1)	1,516	344	122	64
Credit-linked note and other VIEs(2)	191	246	-	-
Tax planning VIEs(3)	1	45	151	5

December 28, 2007
Loan and real estate VIEs	$15,420	$-	$307	$232
Guaranteed and other funds(1)	4,655	928	246	23
Credit-linked note and other VIEs(2)	83	-	5,438	9,081
Tax planning VIEs(3)	1	-	483	15

(1)	The maximum exposure for guaranteed and other funds is the fair value of Merrill Lynch’s investments, derivatives entered into with the VIEs if they are in an asset position, and liquidity and credit facilities with certain VIEs.
(2)	The maximum exposure for credit-linked note and other VIEs is the notional amount of total return swaps that Merrill Lynch has entered into with the VIEs. This assumes a total loss on the referenced assets underlying the total return swaps. The maximum exposure may be different than the total asset size due to the netting of certain derivatives in the VIE.
(3)	The maximum exposure for tax planning VIEs reflects indemnifications made by Merrill Lynch to investors in the VIEs.
(4)	This column reflects the size of the assets held in the VIE after accounting for intercompany eliminations and any balance sheet netting of assets and liabilities as permitted by FIN 39.
(5)	This column reflects the extent, if any, to which investors have recourse to Merrill Lynch beyond the assets held in the VIE. For certain loan and real estate VIEs, recourse to Merrill Lynch represents the notional amount of derivatives that Merrill Lynch has on the assets in the VIEs.
(6)	This column reflects the total size of the assets held in the VIE.

Merrill Lynch has entered into transactions with a number of VIEs in which it is the primary beneficiary and therefore must consolidate the VIE or is a significant variable interest holder in the VIE. These VIEs are as follows:

Loan and Real Estate VIEs

•	Merrill Lynch has investments in VIEs that hold loans or real estate. Merrill Lynch may be either the primary beneficiary which would result in consolidation of the VIE, or may be a significant variable interest holder. These VIEs include entities that are primarily designed to provide financing to clients, to invest in real estate or obtain exposure to mortgage related assets. These VIEs include securitization vehicles that Merrill Lynch is required to consolidate because QSPE status has not been met and Merrill Lynch is the primary beneficiary as it retains the residual interests. This was a result of Merrill Lynch’s inability to sell mortgage related securities because of the illiquidity in the securitization markets. Merrill Lynch’s inability to sell certain securities disqualified the VIEs as QSPEs thereby resulting in Merrill Lynch’s consolidation of the VIEs. Depending upon the continued illiquidity in the securitization market, these transactions and future transactions that could fail QSPE status may require consolidation and related disclosures. Merrill Lynch also is the primary beneficiary for certain VIEs as a result of total return swaps over the assets (primarily mortgage related) in the VIE.

For consolidated VIEs that hold loans or mortgage related assets, the assets of the VIEs are recorded in trading assets-mortgages, mortgage-backed and asset-backed, other assets, or loans, notes, and mortgages in the Condensed Consolidated Balance Sheets. For consolidated VIEs that hold real estate investments, these real estate investments are included in other assets in the Condensed Consolidated Balance Sheets. In certain instances, the beneficial interest holders in these VIEs have no recourse to the general credit of Merrill Lynch; their investments are paid exclusively from the assets in the VIE. However, investors have recourse to Merrill Lynch in instances where Merrill Lynch retains all the exposure to the assets in the VIE through total return swaps. These transactions resulted in an increase in recourse to Merrill Lynch at September 26, 2008 as compared to year end 2007. The net assets of loan and real estate VIEs decreased as Merrill Lynch sold mortgage-related securities, resulting in the associated VIEs qualifying as QSPEs; therefore, Merrill Lynch no longer consolidates these securitization vehicles.

Guaranteed and Other Funds

•	Merrill Lynch is the sponsor of funds that provide a guaranteed return to investors at the maturity of the VIE. This guarantee may include a guarantee of the return of an initial investment or of the initial investment plus an agreed upon return depending on the terms of the VIE. Investors in certain of these VIEs have recourse to Merrill Lynch to the extent that the value of the assets held by the VIEs at maturity is less than the guaranteed amount. In some instances, Merrill Lynch is the primary beneficiary and must consolidate the fund. Assets held in these VIEs are primarily classified in trading assets. In instances where Merrill Lynch is not the primary beneficiary, the guarantees related to these funds are further discussed in Note 11 to the Condensed Consolidated Financial Statements.

•	Merrill Lynch has made certain investments in alternative investment fund structures that are VIEs. Merrill Lynch is the primary beneficiary of these funds as a result of its substantial investment in the vehicles. Merrill Lynch records the assets in these VIEs in investment securities in the Condensed Consolidated Balance Sheets. The decrease in net assets was a result of redemptions of investments in certain funds.

•	Merrill Lynch had established two asset-backed commercial paper conduits (“Conduits”), one of which remained active until July 2008. Merrill Lynch had variable interests in these Conduits in the form of 1) a liquidity facility that protected commercial paper holders against short term changes in the fair value of the assets held by the Conduit in the event of a disruption in the commercial paper market, and 2) a credit facility to the Conduit that protected commercial paper investors against credit losses for up to a certain percentage of the portfolio of assets held by the Conduit. Merrill Lynch also provided a liquidity facility with a third Conduit that it did not establish and Merrill Lynch had purchased all the assets from this Conduit at December 28, 2007.

The remaining Conduit became inactive in July 2008 as Merrill Lynch purchased the assets of this Conduit. Merrill Lynch does not intend to utilize this or the other Conduits discussed above in the future. At September 26, 2008, Merrill Lynch has no liquidity and credit facilities outstanding or maximum exposure to loss as these Conduits are no longer active.

The liquidity and credit facilities are further discussed in Note 11.

Credit-Linked Note and Other VIEs

•	Merrill Lynch has entered into transactions with VIEs where Merrill Lynch typically purchases credit protection from the VIE in the form of a derivative in order to synthetically expose investors to a specific credit risk. These are commonly known as credit-linked note VIEs. Merrill Lynch also takes synthetic exposure to the underlying investment grade collateral held in these VIEs, which primarily includes super senior U.S. sub-prime ABS CDOs, through total return swaps. As a result of a reconsideration event during the first quarter of 2008, Merrill Lynch’s exposure to these vehicles declined such that Merrill Lynch no longer holds a significant variable interest in these vehicles. The decrease in Total Asset Size and Maximum Exposure as compared to year end 2007 is due to Merrill Lynch no longer holding a significant variable interest in these vehicles. Merrill Lynch recorded its transactions with these VIEs as trading assets/liabilities-derivative contracts in the Condensed Consolidated Financial Statements.

•	In 2004, Merrill Lynch entered into a transaction with a VIE whereby Merrill Lynch arranged for additional protection for directors and employees to indemnify them against certain losses that they may incur as a result of claims against them. Merrill Lynch is the primary beneficiary and consolidates the VIE because its employees benefit from the indemnification arrangement. As of September 26, 2008 and December 28, 2007 the assets of the VIE totaled approximately $16 million, representing a purchased credit default agreement, which is recorded in other assets on the Condensed Consolidated Balance Sheets. In the event of a Merrill Lynch insolvency, proceeds of $140 million will be received by the VIE to fund any claims. Neither Merrill Lynch nor its creditors have any recourse to the assets of the VIE.

Tax Planning VIEs

•	Merrill Lynch has entered into transactions with VIEs that are used, in part, to provide tax planning strategies to investors and/or Merrill Lynch through an enhanced yield investment security. These structures typically provide financing to Merrill Lynch and/or the investor at enhanced rates. Merrill Lynch may be either the primary beneficiary of and consolidate the VIE, or may be a significant variable interest holder in the VIE.

Note 7.  Loans, Notes, Mortgages and Related Commitments to Extend Credit

Loans, notes, mortgages and related commitments to extend credit include:

•	Consumer loans, which are substantially secured, including residential mortgages, home equity loans, and other loans to individuals for household, family, or other personal expenditures.

•	Commercial loans including corporate and institutional loans (including corporate and financial sponsor, non-investment grade lending commitments), commercial mortgages, asset-based loans, small- and middle-market business loans, and other loans to businesses.

Loans, notes, mortgages and related commitments to extend credit at September 26, 2008 and December 28, 2007, are presented below. This disclosure includes commitments to extend credit that, if drawn upon, will result in loans held for investment or loans held for sale.

(dollars in millions)

	Loans		Commitments(1)

	Sept. 26,	Dec. 28,	Sept. 26,	Dec. 28,
	2008	2007	2008(2)(3)	2007(3)

Consumer:
Mortgages	$30,027	$26,939	$9,154	$7,023
Other	2,573	5,392	2,484	3,298
Commercial and small- and middle-market business:
Investment grade	14,684	18,917	33,842	36,921
Non-investment grade	29,305	44,277	10,818	30,990

	76,589	95,525	56,298	78,232
Allowance for loan losses	(852)	(533)	-	-
Reserve for lending-related commitments	-	-	(1,668)	(1,408)

Total, net	$75,737	$94,992	$54,630	$76,824

(1)	Commitments are outstanding as of the date the commitment letter is issued and are comprised of closed and contingent commitments. Closed commitments represent the unfunded portion of existing commitments available for draw down. Contingent commitments are contingent on the borrower fulfilling certain conditions or upon a particular event, such as an acquisition. A portion of these contingent commitments may be syndicated among other lenders or replaced with capital markets funding.
(2)	See Note 11 to the Condensed Consolidated Financial Statements for a maturity profile of these commitments.
(3)	In addition to the loan origination commitments included in the table above, at September 26, 2008, Merrill Lynch entered into agreements to purchase $395 million of loans that, upon settlement of the commitment, will be classified in loans held for investment and loans held for sale. Similar loan purchase commitments totaled $330 million at December 28, 2007. See Note 11 to the Condensed Consolidated Financial Statements for additional information.

Activity in the allowance for loan losses is presented below:

(dollars in millions)

	Nine Months Ended
	Sept. 26,	Sept. 28,
	2008	2007

Allowance for loan losses, at beginning of period	$533	$478
Provision for loan losses	538	96
Charge-offs	(233)	(53)
Recoveries	9	25

Net charge-offs	(224)	(28)
Other	5	42

Allowance for loan losses, at end of period	$852	$588

Consumer loans, which are substantially secured, consisted of approximately 317,000 individual loans at September 26, 2008. Commercial loans consisted of approximately 14,000 separate loans. The principal balance of non-accrual loans was $1.2 billion at September 26, 2008 and $607 million at December 28, 2007. The investment grade and non-investment grade categorization is determined using the credit rating agency equivalent of internal credit ratings. Non-investment grade counterparties are those rated lower than the BBB− category. In some cases Merrill Lynch enters into single name and index credit default swaps to mitigate credit exposure related to funded and unfunded commercial loans. The notional value of these swaps totaled $13.5 billion and $16.1 billion at September 26, 2008 and December 28, 2007, respectively. For information on credit risk management see Note 3 of the 2007 Annual Report.

The above amounts include $18.9 billion and $49.0 billion of loans held for sale at September 26, 2008 and December 28, 2007, respectively. Loans held for sale are loans that management expects to sell prior to maturity. At September 26, 2008, such loans consisted of $5.7 billion of consumer loans, primarily residential mortgages and automobile loans, and $13.2 billion of commercial loans, approximately 11% of which are to investment grade counterparties. At December 28, 2007, such loans consisted of $11.6 billion of consumer loans, primarily residential mortgages and automobile loans, and $37.4 billion of commercial loans, approximately 19% of which were to investment grade counterparties.

Note 8.  Goodwill and Intangibles

Goodwill

Goodwill is the cost of an acquired company in excess of the fair value of identifiable net assets at acquisition date. Goodwill is tested annually (or more frequently under certain conditions) for impairment at the reporting unit level in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. At September 26, 2008, Merrill Lynch conducted an annual goodwill impairment test. The test was performed for the Fixed Income, Currencies and Commodities (“FICC”), Equity Markets, Investment Banking, and GWM reporting units and compared the fair value of each reporting unit to its carrying value, including goodwill. Based on this analysis, Merrill Lynch determined that there was no impairment of goodwill.

The following table sets forth the changes in the carrying amount of Merrill Lynch’s goodwill by business segment for the nine months ended September 26, 2008:

(dollars in millions)
	GMI	GWM	Total

Goodwill:
December 28, 2007	$2,970	$1,620	$4,590
Translation adjustment and other	(21)	(1)	(22)

September 26, 2008	$2,949	$1,619	$4,568

Intangible Assets

Intangible assets at September 26, 2008 and December 28, 2007 consist primarily of value assigned to customer relationships and core deposits. Intangible assets with definite lives are tested for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, (“SFAS No. 144”) whenever certain conditions exist which would indicate the carrying amounts of such assets may not be recoverable. Intangible assets with definite lives are amortized over their respective estimated useful lives.

The gross carrying amounts of intangible assets were $631 million and $644 million as of September 26, 2008 and December 28, 2007, respectively. Accumulated amortization of other intangible assets amounted to $210 million and $143 million at September 26, 2008 and December 28, 2007, respectively.

Amortization expense for the three and nine months ended September 26, 2008 was $20 million and $73 million, respectively. Amortization expense for the three and nine months ended September 28, 2007 was $128 million and $171 million, respectively, which included a $107 million write-off of identifiable intangible assets related to First Franklin mortgage broker relationships in the third quarter of 2007.

Note 9.  Borrowings and Deposits

ML & Co. is the primary issuer of all of Merrill Lynch’s debt instruments. For local tax or regulatory reasons, debt is also issued by certain subsidiaries.

The value of Merrill Lynch’s debt instruments as recorded on the Condensed Consolidated Balance Sheets does not necessarily represent the amount that will be repaid at maturity. This is due to the following:

•	Certain debt issuances are issued at a discount to their redemption amount, which will accrete up to the redemption amount as they approach maturity;

•	Certain debt issuances are accounted for at fair value and incorporate changes in Merrill Lynch’s creditworthiness as well as other underlying risks (see Note 3);

•	Certain structured notes whose coupon or repayment terms are linked to the performance of debt and equity securities, indices, currencies or commodities will take into consideration the fair value of those risks; and

•	Certain debt issuances are adjusted for the impact of the application of fair value hedge accounting (see Note 1).

Total borrowings at September 26, 2008 and December 28, 2007, which are comprised of short-term borrowings, long-term borrowings and junior subordinated notes (related to trust preferred securities), consisted of the following:

(dollars in millions)
	Sept. 26,	Dec. 28,
	2008	2007

Senior debt issued by ML & Co.	$137,077	$148,190
Senior debt issued by subsidiaries — guaranteed by ML & Co.	9,862	14,878
Senior structured notes issued by ML & Co.	38,130	45,133
Senior structured notes issued by subsidiaries — guaranteed by ML & Co.	30,883	31,401
Subordinated debt issued by ML & Co.	12,725	10,887
Junior subordinated notes (related to trust preferred securities)	5,202	5,154
Other subsidiary financing — non-recourse(1) and/or not guaranteed by ML & Co.	24,342	35,398

Total	$258,221	$291,041

(1)	Other subsidiary financing — non-recourse is primarily attributable to debt issued to third parties by consolidated entities that are VIEs. Additional information regarding VIEs is provided in Note 6 to the Condensed Consolidated Financial Statements.

Borrowings and deposits at September 26, 2008 and December 28, 2007, are presented below:

(dollars in millions)
	Sept. 26,	Dec. 28,
	2008	2007

Short-term borrowings
Commercial paper	$4,423	$12,908
Promissory notes	-	2,750
Secured short-term borrowings(1)	13,809	4,851
Other unsecured short-term borrowings	7,461	4,405

Total	$25,693	$24,914

Long-term borrowings(2)
Fixed-rate obligations(3)	$106,440	$102,020
Variable-rate obligations(4)(5)	119,254	156,743
Zero-coupon contingent convertible debt (LYONs® )	1,599	2,210
Other Zero-coupon obligations	33	-

Total	$227,326	$260,973

Deposits
U.S.	$70,022	$76,634
Non U.S.	19,979	27,353

Total	$90,001	$103,987

(1)	Consisted primarily of borrowings from Federal Home Loan Banks for both periods, and as of September 26, 2008, also included borrowings under a secured bank credit facility.
(2)	Excludes junior subordinated notes (related to trust preferred securities).
(3)	Fixed-rate obligations are generally swapped to floating rates.
(4)	Variable interest rates are generally based on rates such as LIBOR, the U.S. Treasury Bill Rate, or the Federal Funds Rate.
(5)	Included are various equity-linked, credit-linked or other indexed instruments.

At September 26, 2008, long-term borrowings mature as follows:

(dollars in millions)

Less than 1 year	$62,647	28%
1 - 2 years	32,218	14
2+ - 3 years	14,877	7
3+ - 4 years	26,679	12
4+ - 5 years	16,420	7
Greater than 5 years	74,485	32

Total	$227,326	100%

Certain long-term borrowing agreements contain provisions whereby the borrowings are redeemable at the option of the holder (“put” options) at specified dates prior to maturity. These borrowings are reflected in the above table as maturing at their put dates, rather than their contractual maturities. Management believes, however, that a portion of such borrowings will remain outstanding beyond their earliest redemption date.

A limited number of notes whose coupon or repayment terms are linked to the performance of debt and equity securities, indices, currencies or commodities maturities may be accelerated based on the value of a referenced index or security, in which case Merrill Lynch may be required to immediately settle the obligation for cash or other securities. These notes are included in the portion of long-term debt maturing in less than a year.

Except for the $1.6 billion of aggregate principal amount of floating rate zero-coupon contingently convertible liquid yield option notes (“LYONs® ”) that were outstanding at September 26, 2008, the $4.0 billion credit facility described below, the $7.5 billion secured short-term credit facility described below and the $10 billion short-term unsecured credit facility described in Note 18, senior and subordinated debt obligations issued by ML & Co. and senior debt issued by subsidiaries and guaranteed by ML & Co. do not contain provisions that could, upon an adverse change in ML & Co.’s credit rating, financial ratios, earnings, cash flows, or stock price, trigger a requirement for an early payment, additional collateral support, changes in terms, acceleration of maturity, or the creation of an additional financial obligation.

On March 13, 2008, approximately $0.6 billion of LYONs® were submitted to Merrill Lynch for repurchase at an accreted price of $1,089.05, resulting in no gain or loss to Merrill Lynch. Following the repurchase, $1.6 billion of LYONs® remain outstanding. Merrill Lynch amended the terms of its outstanding LYONs® in March 2008 to include the following:

•	An increase in the number of shares into which the LYONs® convert from 14.0915 shares to 16.5 shares; in August 2008, the conversion rate was adjusted to 16.6771 shares due to the payment of quarterly cash dividends in excess of $0.16 per share,

•	An extension of the call protection in the LYONs® , which would otherwise have terminated on March 13, 2008, through March 13, 2014,

•	The inclusion of two additional dates, September 13, 2010 and March 13, 2014, on which investors can require Merrill Lynch to repurchase the LYONs® .

The modified conversion price (and the accreted conversion price) for LYONs® as of March 28, 2008 is $66. Shares will not be included in diluted earnings per share until Merrill Lynch’s share price exceeds the accreted conversion price. All other features of the LYONs® remain unchanged (see Note 9 of Merrill Lynch’s 2007 Annual Report for further information). In accordance with EITF Issue No. 06-6, Debtor’s Accounting for Modification (or Exchange) of Convertible Debt Instruments, the change to the terms of Merrill Lynch’s outstanding LYONs® resulted in a debt extinguishment and a new issuance of long-term borrowings in the first quarter of 2008. The amount of the loss on the debt extinguishment was not material to Merrill Lynch’s Condensed Consolidated Statements of (Loss)/Earnings.

The effective weighted-average interest rates for borrowings at September 26, 2008 and December 28, 2007 (excluding structured notes) were as follows:

	Sept. 26,	Dec. 28,
	2008	2007

Short-term borrowings	3.07%	4.64%
Long-term borrowings	4.91	4.35
Junior subordinated notes (related to trust preferred securities)	6.82	6.91

See Note 9 of the 2007 Annual Report for additional information on Borrowings.

Merrill Lynch also obtains standby letters of credit from issuing banks to satisfy various counterparty collateral requirements, in lieu of depositing cash or securities collateral. Such standby letters of credit aggregated $4.4 billion and $5.8 billion at September 26, 2008 and December 28, 2007, respectively.

Committed Credit Facilities

Merrill Lynch maintains credit facilities that are available to cover regular and contingent funding needs. Merrill Lynch maintains a committed, three-year multi-currency, unsecured bank credit facility that totaled $4.0 billion as of September 26, 2008 and which expires in April 2010. Merrill Lynch borrows regularly from this facility as an additional funding source to conduct normal business activities. At both September 26, 2008 and December 28, 2007, Merrill Lynch had $1.0 billion of borrowings outstanding under this facility. This facility requires Merrill Lynch to maintain a minimum consolidated net worth, which it significantly exceeded.

Merrill Lynch also maintains two committed, secured credit facilities which totaled $5.7 billion and $6.5 billion, respectively, at September 26, 2008 and December 28, 2007. One of these facilities matures in May 2009, and the other in December 2008. Both facilities include a one-year term-out feature that allows ML & Co., at its option, to extend borrowings under the facilities for an additional year beyond their respective expiration dates. The secured facilities permit borrowings by ML & Co. and select subsidiaries, secured by a broad range of collateral. At September 26, 2008 and December 28, 2007, Merrill Lynch had no borrowings outstanding under either facility.

During June 2008, Merrill Lynch terminated the $11.75 billion committed, secured credit facilities previously maintained with two financial institutions. The secured facilities were available if collateralized by government obligations eligible for pledging. The facilities were scheduled to expire at various dates through 2014, but could be terminated earlier by either party under certain circumstances. The decision to terminate the facilities was based on changes in tax laws that adversely impacted the economics of the facility structures. At December 28, 2007, Merrill Lynch had no borrowings outstanding under the facilities.

In September 2008, Merrill Lynch established an additional $7.5 billion bilateral secured credit facility with Bank of America. This facility permits borrowings by Merrill Lynch and select subsidiaries which can be collateralized by a variety of assets, including corporate and commercial real estate loans. The facility matures on the earlier of March 26, 2009 or the completion or termination date of the pending acquisition of Merrill Lynch by Bank of America. This facility requires Merrill Lynch to maintain a minimum consolidated net worth, which it significantly exceeded. As of September 26, 2008, there was $3.0 billion outstanding under this facility.

Consistent with industry conventions, Merrill Lynch has historically financed a portion of its financial assets through short-term and secured funding. As a result of the prevailing challenging conditions, many financial institutions, including Merrill Lynch, have found it increasingly difficult to obtain such financing on commercially reasonable terms. Any inability of Merrill Lynch to obtain such financing on commercially reasonable terms could adversely affect Merrill Lynch’s financial condition or results of operations.

Note 10.  Stockholders’ Equity and Earnings Per Share

Preferred Stock Issuance

On April 29, 2008, Merrill Lynch issued $2.7 billion of new perpetual 8.625% Non-Cumulative Preferred Stock, Series 8.

Mandatory Convertible Preferred Stock Issuance

On various dates in January and February 2008, Merrill Lynch issued an aggregate of 66,000 shares of 9% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 1, par value $1.00 per share and liquidation preference $100,000 per share, to several long-term investors at a price of $100,000 per share (the “Series 1 convertible preferred stock”), for an aggregate purchase price of approximately $6.6 billion. The Series 1 convertible preferred stock contained a reset feature, which would have resulted in an adjustment to the conversion formula in certain circumstances.

On July 28, 2008, holders of $4.9 billion of the $6.6 billion of outstanding Series 1 convertible preferred stock agreed to exchange their Series 1 convertible preferred stock for approximately 177 million shares of common stock, plus $65 million in cash. Holders of the remaining $1.7 billion of outstanding Series 1 convertible preferred stock agreed to exchange their preferred stock for new mandatory convertible preferred stock described below. Because all holders of Series 1 convertible preferred stock exchanged their shares, the reset feature associated with the Series 1 convertible preferred stock has been eliminated. In connection with the exchange of the Series 1 convertible preferred stock and in satisfaction of its obligations under the reset provisions of the Series 1 convertible preferred stock, Merrill Lynch recorded additional preferred dividends of $2.1 billion in the third quarter of 2008.

On July 28, 2008 Merrill Lynch issued an aggregate of 12,000 shares of newly issued 9% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 2, par value $1.00 per share and liquidation preference $100,000 per share (the “Series 2 convertible preferred stock”). On July 29, 2008 Merrill Lynch issued an aggregate of 5,000 shares of newly issued 9% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 3, par value $1.00 per share and liquidation preference $100,000 per share (the “Series 3 convertible preferred stock” and, together with the Series 2 convertible preferred stock, the “new convertible preferred stock”).

If not converted earlier, the new convertible preferred stock will automatically convert into Merrill Lynch common stock on October 15, 2010, based on the 20 consecutive trading day volume weighted average price of Merrill Lynch common stock ending the day immediately preceding the mandatory conversion date (“the current stock price”). The number of shares of Merrill Lynch common stock that a holder of the new convertible preferred stock will receive upon conversion will be determined based on the current stock price on the mandatory conversion date relative to the respective minimum conversion price and threshold appreciation price on the mandatory conversion date.

If the current stock price at the mandatory conversion date is less than the threshold appreciation price but greater than the minimum conversion price, a holder will receive a variable number of shares of common stock equal to the value of its initial investment. The following table shows the number of shares of common stock a holder will receive in other circumstances:

			Current stock price	Current stock price
			is greater than or	is less than or
	Initial minimum	Initial threshold	equal to initial threshold	equal to initial minimum
Series	conversion price	appreciation price	appreciation price	conversion price

Series 2	$33.00	$38.61	2,590 shares	3,030 shares
Series 3	$22.50	$26.33	3,798 shares	4,444 shares

The conversion rates described above are subject to certain anti-dilution provisions. Holders of the new convertible preferred stock may elect to convert anytime prior to October 15, 2010 into the minimum number of shares permitted under the conversion formula. In addition, Merrill Lynch has the ability to accelerate conversion in the event that the convertible preferred stock no longer qualifies as Tier 1 capital for regulatory purposes. Upon an accelerated conversion, a holder will receive the maximum number of shares permitted under the conversion formula. In addition, Merrill Lynch will pay to the holder of the new convertible preferred stock an amount equal to the present value of the remaining fixed dividend payments through and including the original mandatory conversion date.

Dividends on the new convertible preferred stock, if and when declared, are payable in cash on a quarterly basis in arrears on February 28, May 28, August 28 and November 28 of each year through the mandatory conversion date. Merrill Lynch may not declare dividends on its common stock unless dividends have been declared on the new convertible preferred stock.

The new convertible preferred stock is reported in Preferred Stockholders’ Equity in the Condensed Consolidated Balance Sheet.

Common Stock Issuance

On December 24, 2007, Merrill Lynch reached agreements with each of Temasek and Davis Selected Advisors LP (“Davis”) to sell an aggregate of 116.7 million shares of newly issued common stock, par value $1.33 1/3 per share, at $48.00 per share, for an aggregate purchase price of approximately $5.6 billion.

Davis purchased 25 million shares of Merrill Lynch common stock on December 27, 2007 at a price per share of $48.00, or an aggregate purchase price of $1.2 billion. Temasek purchased 55 million shares on December 28, 2007 and the remaining 36.7 million shares on January 11, 2008 for an aggregate purchase price of $4.4 billion. In addition, Merrill Lynch granted Temasek an option to purchase an additional 12.5 million shares of common stock under certain circumstances. This option was exercised, with 2.8 million shares issued on February 1, 2008 and 9.7 million shares issued on February 5, 2008, in each case at a purchase price of $48.00 per share for an aggregate purchase price of $600 million.

In connection with the Temasek transaction, Merrill Lynch agreed that if it were to sell any common stock (or equity securities convertible into common stock) within one year of the closing of the initial Temasek purchase at a purchase, conversion or reference price per share less than $48.00, then it must make a payment to Temasek to compensate Temasek for the aggregate excess amount per share paid by Temasek, which is settled in cash or common stock at Merrill Lynch’s option.

On July 28, 2008, Merrill Lynch announced a public offering of 437 million shares of common stock (including the exercise of the over-allotment option) at a price of $22.50 per share, for an aggregate amount of $9.8 billion. In satisfaction of Merrill Lynch’s obligations under the reset provisions contained in the investment agreement with Temasek, Merrill Lynch agreed to pay Temasek $2.5 billion, all of which was invested in the offering at the public offering price without any future reset protection. On August 1, 2008, Merrill Lynch issued 368,273,954 shares of common stock as part of the offering. On September 26, 2008 an additional 68,726,046 shares of common stock were issued to Temasek after receipt of the requisite regulatory approvals. In total, Temasek received $3.4 billion of common stock in the offering. The $2.5 billion payment to Temasek was recorded as an expense in the Condensed Consolidated Statement of (Loss)/Earnings during the third quarter of 2008.

Earnings Per Share

Basic EPS is calculated by dividing earnings applicable to common stockholders by the weighted-average number of common shares outstanding. Diluted EPS is similar to basic EPS, but adjusts for the effect of the potential issuance of common shares. The following table presents the computations of basic and diluted EPS:

(dollars in millions, except per share amounts)

	Three Months Ended		Nine Months Ended

	Sept. 26,	Sept. 28,	Sept. 26,	Sept. 28,
	2008	2007	2008	2007

Net (loss)/earnings from continuing operations	$(5,120)	$(2,380)	$(11,723)	$1,660
Net (loss)/earnings from discontinued operations	(32)	139	(45)	396
Preferred stock dividends	(2,319)	(73)	(2,730)	(197)

Net (loss)/earnings applicable to common stockholders — for basic and diluted EPS(1)	$(7,471)	$(2,314)	$(14,498)	$1,859

(shares in thousands)
Weighted-average basic shares outstanding(2)	1,338,963	821,565	1,098,630	832,222
Effect of dilutive instruments:
Employee stock options(3)	-	-	-	36,764
FACAAP shares(3)	-	-	-	20,552
Restricted shares and units(3)	-	-	-	23,524
Convertible LYONs® (4)	-	-	-	3,213
ESPP shares(3)	-	-	-	11

Dilutive potential common shares	-	-	-	84,064

Diluted Shares(5)(6)(7)	1,338,963	821,565	1,098,630	916,286

Basic EPS from continuing operations	$(5.56)	$(2.99)	$(13.16)	$1.75
Basic EPS from discontinued operations	(0.02)	0.17	(0.04)	0.48

Basic EPS	$(5.58)	$(2.82)	$(13.20)	$2.23

Diluted EPS from continuing operations	$(5.56)	$(2.99)	$(13.16)	$1.60
Diluted EPS from discontinued operations	(0.02)	0.17	(0.04)	0.43

Diluted EPS	$(5.58)	$(2.82)	$(13.20)	$2.03

Common shares outstanding at period end	1,600,100	855,375	1,600,100	855,375

(1)	Due to the net loss for the three and nine months ended September 26, 2008, inclusion of the incremental shares on the Mandatory Convertible Preferred Stock would be antidilutive and have not been included as part of the Diluted EPS calculation. See Mandatory Convertible Preferred Stock Issuance section above for additional information.
(2)	Includes shares exchangeable into common stock.
(3)	See Note 13 of the 2007 Annual Report for a description of these instruments.
(4)	See Note 9 to the Condensed Consolidated Financial Statements and Note 9 of the 2007 Annual Report for additional information on LYONs® .
(5)	Due to the net loss for the three months ended September 28, 2007, the Diluted EPS calculation excludes 112 million of employee stock options, 37 million of FACAAP shares, 43 million of restricted shares and units, and 183 thousand of ESPP shares, as they were antidilutive.
(6)	Excludes 10 million of instruments for the nine month period ended September 28, 2007, that were considered antidilutive and thus were not included in the above calculations.
(7)	Due to the net loss for the three and nine months ended September 26, 2008, the Diluted EPS calculation excludes 304 million of non-employee stock options, 59 million of incremental shares related to the mandatory convertible preferred stock, 124 million of employee stock options, 40 million of FACAAP shares, 42 million of restricted shares and units, and 457 thousand of ESPP shares, as they were antidilutive.

Note 11.  Commitments, Contingencies and Guarantees

Litigation

Merrill Lynch has been named as a defendant in various legal actions, including arbitrations, class actions, and other litigation arising in connection with its activities as a global diversified financial services institution.

Some of the legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. In some cases, the issuers that would otherwise be the primary defendants in such cases are bankrupt or otherwise in financial distress. Merrill Lynch is also involved in investigations and/or proceedings by governmental and self-regulatory agencies.

Merrill Lynch believes it has strong defenses to, and where appropriate, will vigorously contest many of these matters. Given the number of these matters, some are likely to result in adverse judgments, penalties, injunctions, fines, or other relief. Merrill Lynch may explore potential settlements before a case is taken through trial because of the uncertainty, risks, and costs inherent in the litigation process. In accordance with SFAS No. 5, Accounting for Contingencies, Merrill Lynch will accrue a liability when it is probable of being incurred and the amount of the loss can be reasonably estimated. In many lawsuits and arbitrations, including almost all of the class action lawsuits, it is not possible to determine whether a liability has been incurred or to estimate the ultimate or minimum amount of that liability until the case is close to resolution, in which case no accrual is made until that time. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases in which claimants seek substantial or indeterminate damages, Merrill Lynch cannot predict or estimate what the eventual loss or range of loss related to such matters will be. Merrill Lynch continues to assess these cases and believes, based on information available to it, that the resolution of these matters will not have a material adverse effect on the financial condition of Merrill Lynch as set forth in the Condensed Consolidated Financial Statements, but may be material to Merrill Lynch’s operating results or cash flows for any particular period and may impact ML & Co.’s credit ratings.

Commitments

At September 26, 2008, Merrill Lynch’s commitments had the following expirations:

(dollars in millions)

		Commitment expiration
		Less than
	Total	1 year	1 - 3 years	3+- 5 years	Over 5 years

Commitments to extend credit	$56,298	$18,056	$13,397	$18,639	$6,206
Purchasing and other commitments	8,768	3,692	1,224	1,250	2,602
Operating leases	3,831	653	1,213	955	1,010
Commitments to enter into forward dated resale and securities borrowing agreements	60,095	59,609	486	-	-
Commitments to enter into forward dated repurchase and securities lending agreements	48,014	47,941	73	-	-

Commitments to Extend Credit

Merrill Lynch primarily enters into commitments to extend credit, predominantly at variable interest rates, in connection with corporate finance, corporate and institutional transactions and asset-based lending transactions. Clients may also be extended loans or lines of credit collateralized by first and second mortgages on real estate, certain liquid assets of small businesses, or securities. These commitments usually have a fixed expiration date and are contingent on certain contractual conditions that may require payment of a fee by the counterparty. Once commitments are drawn upon, Merrill Lynch may require the counterparty to post collateral depending upon creditworthiness and general market conditions. See Note 7 for additional information.

The contractual amounts of these commitments represent the amounts at risk should the contract be fully drawn upon, the client defaults, and the value of the existing collateral becomes worthless. The total amount of outstanding commitments may not represent future cash requirements, as commitments may expire without being drawn upon.

For lending commitments where the loan will be classified as held for sale upon funding, liabilities associated with unfunded commitments are calculated at the lower of cost or fair value, capturing declines in the fair value of the respective credit risk. For loan commitments where the loan will be classified as held for investment upon funding, liabilities are calculated considering both market and historical loss rates. Loan commitments held by entities that apply broker-dealer industry level accounting are accounted for at fair value.

Purchasing and Other Commitments

In the normal course of business, Merrill Lynch enters into institutional and margin-lending transactions, some of which are on a committed basis, but most of which are not. Margin lending on a committed basis only includes amounts where Merrill Lynch has a binding commitment. There were no binding margin lending commitments outstanding at September 26, 2008 and $693 million at December 28, 2007.

Merrill Lynch had commitments to purchase partnership interests, primarily related to private equity and principal investing activities, of $1.7 billion and $3.1 billion at September 26, 2008 and December 28, 2007, respectively. Merrill Lynch also has entered into agreements with providers of market data, communications, systems consulting, and other office-related services, including Bloomberg Inc. At September 26, 2008 and December 28, 2007, minimum fee commitments over the remaining life of these agreements totaled $2.3 billion and $453 million, respectively. This increase in commitments primarily relates to agreements entered into with Bloomberg Inc. Merrill Lynch entered into commitments to purchase loans of $4.1 billion (which upon settlement of the commitment will be included in trading assets, loans held for investment or loans held for sale) at September 26, 2008. Such commitments totaled $3.0 billion at December 28, 2007. Other purchasing commitments amounted to $0.7 billion and $0.9 billion at September 26, 2008 and December 28, 2007, respectively.

In the normal course of business, Merrill Lynch enters into commitments for underwriting transactions. Settlement of these transactions as of September 26, 2008 would not have a material effect on the consolidated financial condition of Merrill Lynch.

In connection with trading activities, Merrill Lynch enters into commitments to enter into resale and securities borrowing and also repurchase and securities lending agreements that are primarily secured by collateral.

Operating Leases

Merrill Lynch has entered into various non-cancelable long-term lease agreements for premises that expire through 2024. Merrill Lynch has also entered into various non-cancelable short-term lease agreements, which are primarily commitments of less than one year under equipment leases.

Guarantees

Merrill Lynch issues various guarantees to counterparties in connection with certain leasing, securitization and other transactions. In addition, Merrill Lynch enters into certain derivative contracts that meet the accounting definition of a guarantee under FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indebtedness of Others (“FIN 45”). FIN 45 defines guarantees to include derivative contracts that contingently require a guarantor to make payment to a guaranteed party based on changes in an underlying (such as changes in the value of interest rates, security prices, currency rates, commodity prices, indices, etc.), that relate to an asset, liability or equity security of a guaranteed party. Derivatives that meet the FIN 45 definition of guarantees include certain written options and credit default swaps (contracts that require Merrill Lynch to pay the counterparty the par value of a referenced security if that referenced security defaults). Merrill Lynch does not track, for accounting purposes, whether its clients enter into these derivative contracts for speculative or hedging purposes. Accordingly, Merrill Lynch has disclosed information about all credit default swaps and certain types of written options that can potentially be used by clients to protect against changes in an underlying, regardless of how the contracts are used by the client. These guarantees and their maturity at September 26, 2008 are summarized as follows:

(dollars in millions)

	Maximum
	Payout /	Less than			Over	Carrying
	Notional	1 year	1 - 3 years	3+- 5 years	5 years	Value

Derivative contracts	$3,777,375	$486,039	$991,776	$1,368,410	$931,150	$235,974
Standby liquidity facilities	13,328	9,813	-	3,494	21	348
Residual value guarantees	844	104	323	303	114	10
Standby letters of credit and other guarantees	43,290	1,510	1,620	810	39,350	626
Auction rate security guarantees	9,970	9,970	-	-	-	300

Derivative Contracts

For certain derivative contracts, such as written interest rate caps and written currency options, the maximum payout could theoretically be unlimited, because, for example, the rise in interest rates or changes in foreign exchange rates could theoretically be unlimited. In addition, Merrill Lynch does not monitor its exposure to derivatives based on the theoretical maximum payout because that measure does not take into consideration the probability of the occurrence. As such, rather than including the maximum payout, the notional value of these contracts has been included to provide information about the magnitude of involvement with these types of contracts. However, it should be noted that the notional value is not a reliable indicator of Merrill Lynch’s exposure to these contracts.

Merrill Lynch records all derivative transactions at fair value on its Condensed Consolidated Balance Sheets. As previously noted, Merrill Lynch does not monitor its exposure to derivative contracts in terms of maximum payout. Instead, a risk framework is used to define risk tolerances and establish limits to help to ensure that certain risk-related losses occur within acceptable, predefined limits. Merrill Lynch economically hedges its exposure to these contracts by entering into a variety of offsetting derivative contracts and security positions. See the Derivatives section of Note 1 for further discussion of risk management of derivatives. Merrill Lynch also funds selected assets, including CDOs and CLOs, via derivative contracts with third party structures, the majority of which are not consolidated on its balance sheet. Of the total notional amount of these total return swaps, approximately $9 billion is term financed through facilities provided by commercial banks, $19 billion of long term funding is provided by third party special purpose vehicles and $1 billion is financed with asset backed commercial paper conduits. In certain circumstances, Merrill Lynch may be required to purchase these assets, which would not result in additional gain or loss to the Company as such exposure is already reflected in the fair value of the derivative contracts.

Standby Liquidity Facilities

Merrill Lynch acts as liquidity provider to certain municipal bond securitization SPEs and provides both liquidity and credit default protection through derivatives (included in Derivative contracts in the table above) to certain other municipal bond securitization SPEs. As of September 26, 2008, the value of the assets held by the SPEs plus any additional collateral pledged to Merrill Lynch exceeded the amount of beneficial interests issued, which provides additional support to Merrill Lynch in the event that the standby facilities are drawn. In certain of these facilities, Merrill Lynch is generally required to provide liquidity support within seven days, while the remainder have third-party liquidity support for between 30 and 364 days before Merrill Lynch is required to provide liquidity. A significant portion of the facilities where Merrill Lynch is required to provide liquidity support within seven days are “net liquidity” facilities where upon draw Merrill Lynch may direct the trustee for the SPE to collapse the SPE trusts and liquidate the municipal bonds, and Merrill Lynch would only be required to fund any difference between par and the sale price of the bonds. “Gross liquidity” facilities require Merrill Lynch to wait up to 30 days before directing the trustee to liquidate the municipal bonds. Beginning in the second half of 2007, Merrill Lynch began reducing facilities that require liquidity in seven days, and the total amount of such facilities was $7.2 billion as of September 26, 2008. Details of these facilities as of September 26, 2008, are illustrated in the table below:

(dollars in millions)

	Merrill Lynch Liquidity Facilities Can Be Drawn:				Municipal Bonds to Which
	In 7 Days with	In 7 Days with	After Up to		Merrill Lynch Has Recourse
	“Net Liquidity”	“Gross Liquidity”	364 Days(1)	Total	if Facilities Are Drawn

Merrill Lynch provides standby liquidity facilities	$5,016	$2,181	$5,717	$12,914	$13,327

(1)	Initial liquidity support within 7 days is provided by third parties for a maximum of 364 days.

In addition, Merrill Lynch, through a U.S. bank subsidiary has provided liquidity and credit facilities to three Conduits. The assets in these Conduits included loans and asset-backed securities. In the event of a disruption in the commercial paper market, the Conduits were able to draw upon their liquidity facilities and sell certain assets held by the respective Conduits to Merrill Lynch, thereby protecting commercial paper holders against certain changes in the fair value of the assets held by the Conduits. The credit facilities protected commercial paper investors against credit losses for up to a certain percentage of the portfolio of assets held by the respective Conduits. In July 2008, the last remaining Conduit became inactive as Merrill Lynch purchased the assets. Merrill Lynch does not intend to utilize these Conduits in the future.

Refer to Note 6 to the Condensed Consolidated Financial Statements for more information on Conduits.

Residual Value Guarantees

Residual value guarantees include amounts associated with the Hopewell, NJ campus and aircraft leases of $322 million at September 26, 2008.

Stand-by Letters of Credit and Other Guarantees

Merrill Lynch provides guarantees to counterparties in the form of standby letters of credit in the amount of $2.6 billion. At September 26, 2008, Merrill Lynch held marketable securities of $462 million as collateral to secure these guarantees and a liability of $10 million was recorded on the Condensed Consolidated Balance Sheets.

Further, in conjunction with certain principal-protected mutual funds, Merrill Lynch guarantees the return of the initial principal investment at the termination date of the fund. At September 26, 2008, Merrill Lynch’s maximum potential exposure to loss with respect to these guarantees is $328 million assuming that the funds are invested exclusively in other general investments (i.e., the funds hold no risk-free assets), and that those other general investments suffer a total loss. As such, this measure significantly overstates Merrill Lynch’s exposure or expected loss at September 26, 2008. These transactions met the SFAS No. 133 definition of derivatives and, as such, were carried as a liability with a fair value of approximately $6 million at September 26, 2008.

Merrill Lynch also provides indemnifications related to the U.S. tax treatment of certain foreign tax planning transactions. The maximum exposure to loss associated with these transactions at September 26, 2008 is $167 million; however, Merrill Lynch believes that the likelihood of loss with respect to these arrangements is remote, and therefore has not recorded any liabilities in respect of these guarantees.

In connection with residential mortgage loan and other securitization transactions, Merrill Lynch typically makes representations and warranties about the underlying assets. If there is a material breach of any such representation or warranty, Merrill Lynch may have an obligation to repurchase assets or indemnify the purchaser against any loss. For residential mortgage loan and other securitizations, the maximum potential amount that could be required to be repurchased is the current outstanding asset balance. Specifically related to First Franklin activities, there is currently approximately $39 billion (including loans serviced by others) of outstanding loans that First Franklin sold in various asset sales and securitization transactions where management believes we may have an obligation to repurchase the asset or indemnify the purchaser against the loss if claims are made and it is ultimately determined that there has been a material breach related to such loans. Merrill Lynch has recognized a repurchase reserve liability of approximately $560 million at September 26, 2008 arising from these First Franklin residential mortgage sales and securitization transactions.

Auction Rate Security Guarantees

Under the terms of its announced purchase program, as augmented by the global agreement reached with the New York Attorney General, the Securities and Exchange Commission, the Massachusetts Securities Division and other state securities regulators, Merrill Lynch agreed to purchase at par auction rate securities, or ARS, from its retail clients, including individual, not-for-profit, and small business clients. Certain retail clients with less than $4 million in assets with Merrill Lynch as of February 13, 2008 were eligible to sell eligible ARS to Merrill Lynch starting on October 1, 2008. Other eligible retail clients meeting specified asset requirements may sell eligible ARS to Merrill Lynch beginning on January 2, 2009. The final date of the ARS purchase program is January 15, 2010. Under the ARS purchase program, the eligible ARS held in accounts of eligible retail clients at Merrill

Lynch as of September 26, 2008 was $10.0 billion. As of October 31, 2008 Merrill Lynch had purchased $2.75 billion of ARS from eligible clients. In addition, under the ARS purchase program, Merrill Lynch has agreed to purchase ARS from retail clients who purchased their securities from the Company and transferred their accounts to other brokers prior to February 13, 2008. At September 26, 2008, a liability of $300 million has been recorded for the Company’s estimated exposure related to these ARS commitments.

See Note 11 of the 2007 Annual Report for additional information on guarantees.

Note 12.  Employee Benefit Plans

Merrill Lynch provides pension and other postretirement benefits to its employees worldwide through defined contribution pension, defined benefit pension, and other postretirement plans. These plans vary based on the country and local practices. Merrill Lynch reserves the right to amend or terminate these plans at any time. Refer to Note 12 of the 2007 Annual Report for a complete discussion of employee benefit plans.

Defined Benefit Pension Plans

Pension cost for the three and nine months ended September 26, 2008 and September 28, 2007, for Merrill Lynch’s defined benefit pension plans, included the following components:

(dollars in millions)

	Three Months Ended
	September 26, 2008			September 28, 2007

	U.S.	Non-U.S.		U.S.	Non-U.S.
	Plans	Plans	Total	Plans	Plans	Total

Service cost	$-	$7	$7	$-	$7	$7
Interest cost	24	21	45	24	20	44
Expected return on plan assets	(29)	(21)	(50)	(29)	(21)	(50)
Amortization of net (gains)/losses, prior service costs and other	-	3	3	(1)	7	6

Total defined benefit pension cost	$(5)	$10	$5	$(6)	$13	$7

(dollars in millions)

	Nine Months Ended
	September 26, 2008			September 28, 2007

	U.S.	Non-U.S.		U.S.	Non-U.S.
	Plans	Plans	Total	Plans	Plans	Total

Service cost	$-	$21	$21	$-	$21	$21
Interest cost	72	64	136	72	60	132
Expected return on plan assets	(88)	(64)	(152)	(87)	(60)	(147)
Amortization of net (gains)/losses, prior service costs and other	-	9	9	(3)	22	19

Total defined benefit pension cost	$(16)	$30	$14	$(18)	$43	$25

Merrill Lynch disclosed in its 2007 Annual Report that it expected to pay $1 million of benefit payments to participants in the U.S. non-qualified pension plan and Merrill Lynch expected to contribute $11 million and $74 million respectively to its U.S. and non-U.S. defined benefit pension plans in 2008. Merrill Lynch periodically updates these estimates, and currently expects to contribute $96 million to its U.S. defined benefit pension plan. The increase in estimated contributions was primarily related to market conditions and changes in the retiree population.

Postretirement Benefits Other Than Pensions

Other postretirement benefit cost for the three and nine months ended September 26, 2008 and September 28, 2007, included the following components:

(dollars in millions)
	Three Months Ended		Nine Months Ended
	September 26,	September 28,	September 26,	September 28,
	2008	2007	2008	2007

Service cost	$1	$2	$4	$5
Interest cost	4	4	11	12
Amortization of net (gains)/losses, prior service costs and other	(3)	(2)	(13)	(5)

Total other postretirement benefits cost	$2	$4	$2	$12

Approximately 86% of the postretirement benefit cost components for the period relate to the U.S. postretirement plan.

Note 13.	Income Taxes

Merrill Lynch is under examination by the Internal Revenue Service (“IRS”) and other tax authorities in countries including Japan and the U.K., and states in which Merrill Lynch has significant business operations, such as New York. The tax years under examination vary by jurisdiction. The IRS audit for the year 2004 was completed in the second quarter of 2008 and the statute of limitations for the year expired during the third quarter of 2008. Adjustments were proposed for two issues which Merrill Lynch will challenge. The issues involve eligibility for the dividend received deduction and foreign tax credits with respect to different transactions. These two issues have also been raised in the ongoing IRS audits for the years 2005 and 2006, which may be completed during the next twelve months. During the third quarter of 2008, Japan tax authorities completed the audit of the fiscal tax years April 1, 2004 through March 31, 2007. An assessment was issued, which has been paid, reflecting the Japanese tax authorities’ view that certain income on which Merrill Lynch previously paid income tax to other international jurisdictions, primarily the U.S., should have been allocated to Japan. Similar to the Japan tax assessment received in 2005, Merrill Lynch will utilize the process of obtaining clarification from international authorities (Competent Authority) on the appropriate allocation of income among multiple jurisdictions to prevent double taxation. The audits in the U.K. for the tax year 2005, and in Germany for the tax years 2002 through 2006 were also completed during the third quarter. The Canadian tax authorities have commenced the audit of the tax years 2004 and 2005. New York State and New York City audits are in progress for the years 2002 through 2006.

Depending on the outcomes of our multi-jurisdictional global audits and the ongoing Competent Authority proceeding with respect to the Japan assessments, it is reasonably possible our unrecognized tax benefits may be reduced during the next twelve months, either because our tax positions are sustained on audit or we agree to settle certain issues. While it is reasonably possible that a significant reduction in unrecognized tax benefits may occur within twelve months of September 26, 2008, quantification of an estimated range cannot be made at this time due to the uncertainty of the potential outcomes.

At December 28, 2007, Merrill Lynch had a U.K. net operating loss carryforward of approximately $13.5 billion. The estimated U.K. net operating loss carryforward at the end of the third quarter of 2008 increased to approximately $28 billion primarily as a result of significant losses related to certain FICC positions in 2008. The U.K. net operating loss is denoted in British Pounds and the dollar equivalent will fluctuate based on exchange rate movements. The Company has entered into foreign exchange contracts to economically hedge the currency exposure related to the deferred tax asset associated with the net operating loss carryforward. The loss has an unlimited carryforward period and a tax benefit has been recognized for the deferred tax asset with no valuation allowance.

Note 14.	Regulatory Requirements

Effective January 1, 2005, Merrill Lynch became a consolidated supervised entity (“CSE”) as defined by the SEC. As a CSE, Merrill Lynch is subject to voluntary group-wide supervision and examination by the SEC as well as to minimum consolidated capital requirements. Although the SEC has rescinded the CSE program we are still required to report under the CSE standards.

Certain U.S. and non-U.S. subsidiaries are subject to various securities and banking regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. These regulatory restrictions may impose regulatory capital requirements and limit the amounts that these subsidiaries can pay in dividends or advance to Merrill Lynch. Merrill Lynch’s principal regulated subsidiaries are discussed below.

Securities Regulation

As a registered broker-dealer, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is subject to the net capital requirements of Rule 15c3-1 under the Securities Exchange Act of 1934 (“the Rule”). Under the alternative method permitted by the Rule, the minimum required net capital, as defined, shall be the greater of 2% of aggregate debit items (“ADI”) arising from customer transactions or $500 million in accordance with Appendix E of the Rule. At September 26, 2008, MLPF&S’s regulatory net capital of $4,705 million was approximately 19.4% of ADI, and its regulatory net capital in excess of the SEC minimum required was $4,172 million.

As a futures commission merchant, MLPF&S is also subject to the capital requirements of the Commodity Futures Trading Commission (“CFTC”), which requires that minimum net capital should not be less than 8% of the total customer risk margin requirement plus 4% of the total non-customer risk margin requirement. MLPF&S regulatory net capital of $4,705 million exceeded the CFTC minimum requirement of $685 million by $4,020 million.

Merrill Lynch International (“MLI”), a U.K. regulated investment firm, is subject to capital requirements of the Financial Services Authority (“FSA”). Financial resources, as defined, must exceed the total financial resources requirement set by the FSA. At September 26, 2008, MLI’s financial resources were $17,721 million, exceeding the minimum requirement by $3,332 million.

Merrill Lynch Government Securities Inc. (“MLGSI”), a primary dealer in U.S. Government securities, is subject to the capital adequacy requirements of the Government Securities Act of 1986. This rule requires dealers to maintain liquid capital in excess of market and credit risk, as defined, by 20% (a 1.2-to-1 capital-to-risk standard). At September 26, 2008, MLGSI’s liquid capital of $2,153 million was

237% of its total market and credit risk, and liquid capital in excess of the minimum required was $1,063 million.

Merrill Lynch Japan Securities Co. Ltd. (“MLJS”), a Japan-based regulated broker-dealer, is subject to capital requirements of the Japanese Financial Services Agency (“JFSA”). Net capital, as defined, must exceed 120% of the total risk equivalents requirement of the JFSA. At September 26, 2008, MLJS’s net capital was $1,452 million, exceeding the minimum requirement by $914 million.

Banking Regulation

Merrill Lynch Bank USA (“MLBUSA”) is a Utah-chartered industrial bank, regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the State of Utah Department of Financial Institutions (“UTDFI”). Merrill Lynch Bank & Trust Co., FSB (“MLBT-FSB”) is a full service thrift institution regulated by the Office of Thrift Supervision (“OTS”), whose deposits are insured by the FDIC. Both MLBUSA and MLBT-FSB are required to maintain capital levels that at least equal minimum capital levels specified in federal banking laws and regulations. Failure to meet the minimum levels will result in certain mandatory, and possibly additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the banks. The following table illustrates the actual capital ratios and capital amounts for MLBUSA and MLBT-FSB as of September 26, 2008.

(dollars in millions)

		MLBUSA		MLBT-FSB

	Well
	Capitalized	Actual	Actual	Actual	Actual
	Minimum	Ratio	Amount	Ratio	Amount

Tier 1 leverage	5%	10.26%	$5,940	7.95%	$2,683
Tier 1 capital	6%	12.36%	5,940	10.93%	2,683
Total capital	10%	14.65%	7,043	11.41%	2,801

As a result of its ownership of MLBT-FSB, ML & Co. is registered with the OTS as a savings and loan holding company (“SLHC”) and is subject to regulation and examination by the OTS as a SLHC. ML & Co. is classified as a unitary SLHC, and will continue to be so classified as long as it and MLBT-FSB continue to comply with certain conditions. Unitary SLHCs are exempt from the material restrictions imposed upon the activities of SLHCs that are not unitary SLHCs. SLHCs other than unitary SLHCs are generally prohibited from engaging in activities other than conducting business as a savings association, managing or controlling savings associations, providing services to subsidiaries or engaging in activities permissible for bank holding companies. Should ML & Co. fail to continue to qualify as a unitary SLHC, in order to continue its present businesses that would not be permissible for a SLHC, ML & Co. could be required to divest control of MLBT-FSB.

Merrill Lynch International Bank Limited (“MLIB”), an Ireland-based regulated bank, is subject to the capital requirements of the Irish Financial Services Regulatory Authority (“IFSRA”). MLIB is required to meet minimum regulatory capital requirements under the European Union (“EU”) banking law as implemented in Ireland by the IFSRA. At September 26, 2008, MLIB’s financial resources were $12,069 million, exceeding the minimum requirement by $2,418 million.

Note 15.  Discontinued Operations

On August 13, 2007, Merrill Lynch announced a strategic business relationship with AEGON in the areas of insurance and investment products. As part of this relationship, Merrill Lynch sold MLIG to AEGON for $1.3 billion in the fourth quarter of 2007, which resulted in an after-tax gain of

$316 million. The gain, along with the financial results of MLIG, have been reported within discontinued operations for all periods presented and the assets and liabilities were not considered material for separate presentation. Merrill Lynch previously reported the results of MLIG in the GWM business segment.

On December 24, 2007 Merrill Lynch announced that it had reached an agreement with GE Capital to sell Merrill Lynch Capital, a wholly-owned middle-market commercial finance business. The sale included substantially all of Merrill Lynch Capital’s operations, including its commercial real estate division and closed on February 4, 2008. Merrill Lynch has included results of Merrill Lynch Capital within discontinued operations for all periods presented and the assets and liabilities were not considered material for separate presentation. Merrill Lynch previously reported results of Merrill Lynch Capital in the GMI business segment.

Net losses from discontinued operations for the three and nine months ended September 26, 2008 were $32 million and $45 million, respectively, compared with net earnings of $139 million and $396 million for the three and nine months ended September 28, 2007, respectively.

Certain financial information included in discontinued operations on Merrill Lynch’s Condensed Consolidated Statements of (Loss)/Earnings is shown below:

(dollars in millions)

	For the Three		For the Nine
	Months Ended		Months Ended

	Sept. 26,	Sept. 28,	Sept. 26,	Sept. 28,
	2008	2007	2008	2007

Total revenues, net of interest expense	$-	$261	$28	$781

(Losses) / earnings before income taxes	(53)	211	(110)	602
Income tax (benefit) /expense	(21)	72	(65)	206

Net (loss) / earnings from discontinued operations	$(32)	$139	$(45)	$396

The following assets and liabilities related to discontinued operations are recorded on Merrill Lynch’s Condensed Consolidated Balance Sheets as of September 26, 2008 and December 28, 2007:

(dollars in millions)

	Sept. 26,	Dec. 28,
	2008	2007

Assets:
Loans, notes and mortgages	$176	$12,995
Other assets	13	332

Total Assets	$189	$13,327

Liabilities:
Other payables, including interest	-	489

Total Liabilities	$-	$489

As of September 26, 2008, a small portfolio of commercial real estate loans related to the Merrill Lynch Capital portfolio remain in discontinued operations as they were not part of the GE Capital transaction. Merrill Lynch anticipates selling these loans in the near future.

Note 16.  Cash Flow Restatement

Subsequent to the issuance of the Company’s Condensed Consolidated Financial Statements for the quarter ended September 28, 2007, the Company determined that its previously issued Condensed Consolidated Statements of Cash Flows for the nine months ended September 28, 2007 contained an error resulting from the reclassification of certain cash flows from trading liabilities into derivative financing transactions. This error resulted in an overstatement of cash used for operating activities and a corresponding overstatement of cash provided by financing activities for the period described above.

This adjustment to the Condensed Consolidated Statements of Cash Flows does not affect the Company’s Condensed Consolidated Statements of (Loss)/Earnings, Condensed Consolidated Balance Sheets, and Condensed Consolidated Statements of Comprehensive (Loss)/Income, or cash and cash equivalents. These adjustments also do not affect the Company’s compliance with any financial covenants under its borrowing facilities.

A summary presentation of this cash flow restatement for the nine months ended September 28, 2007 is presented below.

(dollars in millions)

	As Previously Presented	Adjustments	As Restated

For the nine months ended Sept. 28, 2007(1)
Trading liabilities	$5,096	$22,853	$27,949
Cash used for operating activities	(79,885)	22,853	(57,032)
Derivative financing transactions	22,849	(22,853)	(4)
Cash provided by financing activities	105,989	(22,853)	83,136

(1)	There was no change in cash and cash equivalents for the period restated.

Note 17.	Restructuring

In connection with its previously announced expense reduction initiative, the Company recorded a pre-tax restructuring charge of approximately $39 million ($25 million after-tax) and $484 million ($315 million after-tax) for the three and nine months ended September 26, 2008, respectively. This charge was comprised of severance costs of $37 million and $346 million for the three and nine months ended September 26, 2008, respectively, and expenses related to the accelerated amortization of previously granted equity-based compensation awards of $2 million and $138 million for the three and nine months ended September 26, 2008, respectively. These charges were recorded within the GMI and GWM operating segments. For GMI, these expenses were $18 million and $329 million for the three and nine months ended September 26, 2008, respectively. For GWM these expenses were $21 million and $155 million for the three and nine months ended September 26, 2008, respectively.

At the end of the second quarter of 2008, the remaining liability balance relating to severance costs was $241 million. During the third quarter of 2008, the Company recorded additional severance accruals and adjustments of $32 million and made cash payments of $150 million, resulting in a remaining liability balance of approximately $123 million as of September 26, 2008, a majority of which will be settled by the end of 2008. This liability is recorded in other payables on the Condensed Consolidated Balance Sheet at September 26, 2008.

Note 18.	Subsequent Events

Emergency Economic Stabilization Act of 2008

On October 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act of 2008 (the “EESA”). Pursuant to the EESA, the United States Department of the Treasury (the “U.S. Treasury”) has the authority to, among other things, invest in financial institutions and purchase mortgages, mortgage-backed securities and certain other financial instruments from financial institutions, in an aggregate up to $700 billion, for the purpose of stabilizing and providing liquidity to the U.S. financial markets. On October 14, 2008, the U.S. Treasury announced a plan (the “Capital Purchase Program” or “CPP”) to invest up to $250 billion of this $700 billion in certain eligible U.S. financial institutions in the form of non-voting, preferred stock initially paying quarterly dividends at a 5% annual rate. In the event the U.S. Treasury makes any such preferred stock investment in any company it will also receive 10-year warrants to acquire common shares of the company having an aggregate market price of 15% of the amount of the preferred stock investment.

On October 26, 2008, Merrill Lynch entered into a securities purchase agreement with the U.S. Treasury setting forth the terms upon which Merrill Lynch would issue a new series of preferred stock and warrants to the U.S. Treasury (the “TARP Purchase Agreement”). In view of the pending merger agreement with Bank of America, Merrill Lynch has determined that it will not sell securities to the U.S. Treasury under the CPP at this time, but may do so in the future under certain circumstances. The TARP Purchase Agreement provides for delayed settlement of a sale of $10 billion of a new series of Merrill Lynch preferred stock and warrants to purchase 64,991,334 shares of Merrill Lynch Common Stock at an exercise price of $23.08 per share. The TARP Purchase Agreement provides that the closing will take place on the earlier of (i) the second business day following a termination of the merger agreement with Bank of America and (ii) a date during the period beginning on January 2, 2009 and ending on January 31, 2009 if the merger agreement is still in effect but the merger has not been completed by the specified date, but, in the case of either (i) or (ii), in no event later than January 31, 2009. In addition, prior to January 2, 2009, if the merger agreement is still in effect but the merger has not been completed, Merrill Lynch has the right, after consultation with the Federal Reserve and Bank of America, to request that the U.S. Treasury consummate the CPP investment on or prior to January 1, 2009. The TARP Purchase Agreement will terminate at 12:01 a.m. on February 1, 2009 if the investment has not been made by that date.

Completion of the CPP investment prior to the termination of the merger agreement is subject to Bank of America’s approval. Bank of America has agreed that it will not unreasonably withhold or delay its consent. After January 1, 2009, Bank of America may not withhold its consent if, after consulting with Bank of America, Merrill Lynch reasonably determines that the failure to obtain the CPP investment would have a material adverse impact on Merrill Lynch. On or after January 30, 2009 until 12:01 a.m. on February 1, 2009, Merrill Lynch will have the unilateral right to obtain the CPP investment and Bank of America has consented in advance to the investment at such time if the merger has not been completed at that date.

Additionally, in October 2008, the Federal Reserve announced the creation of the Commercial Paper Funding Facility, which will provide a liquidity backstop to U.S. issuers of commercial paper through a special purpose vehicle that will purchase three-month unsecured and asset-backed commercial paper directly from eligible issuers. Merrill Lynch is eligible for the Commercial Paper Funding Facility and began utilizing this program in October 2008 as an additional source of funding. Also, on October 14, 2008, the Federal Deposit Insurance Corporation (“FDIC”) announced a new program, the Temporary Liquidity Guarantee Program, under which specific categories of newly issued senior unsecured debt issued by eligible financial institutions on or before June 30, 2009 would be guaranteed until June 30, 2012. This program also provides deposit insurance for funds in non-interest bearing transaction deposit accounts at FDIC-insured institutions. Merrill Lynch has agreed to participate in this FDIC program.

On October 29, 2008, Merrill Lynch entered into a $10 billion committed unsecured bank revolving credit facility with Bank of America, N.A. with borrowings guaranteed under the FDIC’s guarantee program. This facility will be available to Merrill Lynch until January 30, 2009 but may expire at an earlier date if the merger with Bank of America is terminated or consummated prior to January 30, 2009 or Merrill Lynch elects to participate in the CPP. This facility requires Merrill Lynch to maintain a minimum consolidated net worth, which we significantly exceed. If Merrill Lynch participates in the CPP, the proceeds received from the U.S. Treasury will be used to repay in full any outstanding amounts owed under this facility. For additional information on our other credit facilities see Note 9.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:

We have reviewed the accompanying condensed consolidated balance sheet of Merrill Lynch & Co., Inc. and subsidiaries (“Merrill Lynch”) as of September 26, 2008, and the related condensed consolidated statements of (loss)/earnings and comprehensive (loss)/income for the three-month and nine-month periods ended September 26, 2008 and September 28, 2007, and the related condensed consolidated statements of cash flows for the nine-month periods ended September 26, 2008 and September 28, 2007. These interim financial statements are the responsibility of Merrill Lynch’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, Merrill Lynch entered into an agreement and plan of merger with Bank of America Corporation on September 15, 2008.

As discussed in Note 16, the condensed consolidated statement of cash flows for the nine-month period ended September 28, 2007 has been restated.

As discussed in Note 18, Merrill Lynch entered into a securities purchase agreement with the U.S. Treasury pursuant to the Emergency Economic Stabilization Act of 2008, and is participating in the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program and the Federal Reserve’s Commercial Paper Funding Facility.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Merrill Lynch as of December 28, 2007, and the related consolidated statements of (loss)/earnings, changes in stockholders’ equity, comprehensive (loss)/income and cash flows for the year then ended (not presented herein); and in our report dated February 25, 2008, we expressed an unqualified opinion on those financial statements and included an explanatory paragraph regarding the change in accounting method in 2007 relating to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements,” Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.” In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 28, 2007 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ Deloitte & Touche LLP

New York, New York
November 4, 2008